AGREEMENT AND PLAN OF MERGER
dated as of
December 10, 2007
among
JDS UNIPHASE CORPORATION,
LIGHT ACQUISITION CORP.
and
AMERICAN BANK NOTE HOLOGRAPHICS, INC.

(continued)

(continued)

(continued)
Schedule A: List of Stockholders Signing Voting Agreements
Annex A: Form of Certificate of Merger
Exhibit A: Form of Voting Agreement
Exhibit B: Form of 145 Affiliate Agreements

EXHIBIT 10.1
Execution Version
AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 10, 2007, among, American Bank Note Holographics, Inc., a Delaware corporation (the “Company”), JDS Uniphase Corporation, a Delaware corporation (“Parent”), and Light Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”).
RECITALS:
     WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and conditions set forth herein, and the Boards of Directors of the Company and the Purchaser have declared this Agreement advisable;
     WHEREAS, to effectuate the acquisition, it is proposed that the Purchaser be merged with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, all executive officers, members of the board of directors and the stockholders of the Company listed on Schedule A hereto are entering into a Voting Agreement and irrevocable proxy in substantially the form attached hereto as Exhibit A (the “Voting Agreements”); and
     WHEREAS, for federal income tax purposes, it is intended by Parent, Purchaser and the Company that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a plan of “reorganization”.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     SECTION 1.01 Definitions. Each of the following terms is defined in the Section set forth opposite such term.

Term	Section
401(k) Plan	6.07	(c)
Acquisition Proposal	6.04	(d)
Action of Divestiture	6.05
Affiliate	9.15	(a)
Agreement	Preamble

Term	Section
Applicable Parent Stock Price	3.01	(a)
Assumed Option	3.04
Beneficially	9.15	(b)
Business Day	9.15	(c)
Cash Consideration	3.01	(a)
Certificate	3.01	(a)
Change in the Company Recommendation	6.04	(c)
Code	Recitals
Common Stock	3.01	(a)
Company	Preamble
Company Balance Sheet	4.07
Company Change of Control Transaction	8.03	(b)
Company Common Stock	3.01	(a)
Company Disclosure Schedules	Article 4
Company Employees	6.07	(a)
Company Financials	4.06
Company Material Contract	4.14	(a)
Company Preferred Stock	4.02	(a)
Company Recommendation	6.04	(c)
Company Registered IP	4.13	(a)
Company SEC Reports	4.06	(a)
Company Securities	4.02	(b)
Company Stock Option	3.04
Company Stockholder Meeting	6.02	(a)
Confidentiality Agreement	6.03
Continuing Employees	6.07	(a)
Contract	4.05
Control	9.15	(a)
Delaware Law	2.01
Dissenting Share	3.03
DOJ	6.05	(b)
Effect	4.01
Effective Time	2.02
Employee Plans	4.11	(a)
Environmental Laws	4.12	(b)
Environmental Permits	4.12	(b)
ERISA	4.11	(a)
ERISA Affiliate	4.11	(c)
Exchange Act	4.04
Export Approvals	4.17	(a)
FCPA	4.21
Filing Office	2.02
FTC	6.05	(b)
GAAP	4.01
Governmental Entity	4.04

Term	Section
Hazardous Materials	4.12	(b)
HSR Act	4.04
Indemnified Party	6.06	(a)
Intellectual Property Rights	4.13	(b)
IRS	4.10	(b)
ISRA	6.17
Knowledge	9.15	(d)
Liens	4.05
Material Adverse Effect	4.01
Merger	Recitals
Merger Consideration	3.01	(a)
Nasdaq	3.01	(a)
NJDEP	6.17
Non-Employee Option	3.04
Option Cashout Amount	3.04
Option Exchange Ratio	6.13	(a)
Option Plans	4.02	(b)
Outside Date	8.01	(b)
Parent	Preamble
Parent’s 401(k) Plan	6.07	(c)
Parent Common Stock	3.01	(a)
Parent Financials	5.09	(b)
Parent SEC Reports	5.09	(a)
Paying Agent	3.02	(a)
Payment Fund	3.02	(a)
PCBs	4.12	(a)
Permits	4.09
Person	9.15	(e)
Prospectus/Proxy Statement	4.04
Purchaser	Preamble
Registration Statement	4.04
Representatives	6.04	(a)
Required Vote	4.03	(b)
SEC	4.04
Securities Act	4.04
Section 262	3.03
SOX	4.06	(a)
Stock Consideration	3.01	(a)
Subsidiary	4.01
Superior Proposal	6.04	(d)
Surviving Corporation	2.01
Surviving Corporation Employee Plan	6.07
Tax Return	4.10	(b)
Taxes	4.10	(b)
Taxing Authority	4.10	(b)

Term	Section
Termination Fee	8.03 (b)
Transactions	2.08
Voting Agreement	Recitals
ARTICLE 2
THE MERGER
     SECTION 2.01 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the applicable provisions of by the General Corporation Law of the State of Delaware (“Delaware Law”), Purchaser shall be merged with and into the Company, whereupon the separate existence of Purchaser shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).
     SECTION 2.02 Effective Time. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7, the Company and Purchaser will file a certificate of merger, in the form of Annex A attached hereto, with the Office of the Secretary of State of the State of Delaware (the “Filing Office”) and make all other filings or recordings required by applicable law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Filing Office or at such later time as the parties hereto may agree upon and specify in the certificate of merger.
     SECTION 2.03 Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions), at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103, unless the parties agree to another time, date or place in writing.
     SECTION 2.04 Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Purchaser, all as provided under applicable law.
     SECTION 2.05 Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended as a result of the Merger to be substantially similar to the certificate of incorporation of the Purchaser immediately prior to the Effective Time until amended in accordance with applicable law.
     SECTION 2.06 By-laws. The by-laws of the Purchaser at the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.
     SECTION 2.07 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation and (b) the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time. The Company shall use all commercially reasonable efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of all directors of the Company.
     SECTION 2.08 Company Action. The Company hereby represents and warrants that its board of directors, at a meeting duly called and held, has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), are advisable and fair to and in the best interests of the Company’s stockholders and declared this Agreement advisable, (b) approved this Agreement and the Transactions, including the Merger and (c) resolved to recommend that the stockholders of the Company vote to adopt this Agreement. Notwithstanding the foregoing, such recommendation may be withdrawn, modified or amended as permitted by Section 6.04.
ARTICLE 3
EFFECT OF THE MERGER ON THE CAPITAL
STOCK OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES
     SECTION 3.01 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any other action on the part of the holder thereof:
          (a) each share of the Company’s common stock, $.01 par value (the “Company Common Stock”), outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 3.01(b) or as provided in Section 3.03 with respect to shares as to which appraisal rights have been demanded, be converted into the right to receive: (i) an amount in cash equal to $1.00 per share (the “Cash Consideration”) and (ii) validly issued, fully paid and nonassessable shares of common stock, $0.001 par value, of Parent (“Parent Common Stock”) having an aggregate Value (as determined in accordance with the procedures set forth below) of $5.15 per share (the consideration to be paid pursuant to this clause (ii), the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”). For purposes of this Agreement, the “Value” of the Stock Consideration to be paid pursuant to clause (ii) in the preceding sentence shall be determined with reference to the average of the closing sales price for a share of Parent Common Stock on the Nasdaq Global Market (“Nasdaq”) for the five (5) consecutive trading days ending with, but including, the trading day that is three (3) trading days prior to the date of the Closing Date (the “Applicable Parent Stock Price”). Each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 3.02. Notwithstanding anything contained herein to the contrary, if either (i) the tax opinion delivered to Parent referred to in Section 7.02(e) cannot be rendered (as reasonably determined by counsel to Parent) or (ii) the tax opinion delivered to the Company referred to in Section 7.03(e) cannot be rendered (as reasonably determined by counsel to the Company), in either case as a result of the Merger potentially failing to satisfy the requirements of Section 368(a)(2)(E) of the Code, the Cash Consideration shall be reduced and the Stock Consideration shall be correspondingly increased to the minimum extent necessary to enable the relevant tax opinion or opinions, as the case may be, to be rendered;
          (b) each share of Company Common Stock held by the Company as treasury stock or owned by Parent or any Subsidiary of Parent immediately prior to the Effective Time shall be canceled and no payment shall be made with respect thereto; and
          (c) each share of common stock of Purchaser outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights and powers as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     SECTION 3.02 Payment for Shares in the Merger.
          (a) Prior to the mailing of the Prospectus/Proxy Statement, Parent shall appoint an agent (the “Paying Agent”) reasonably acceptable to the Company for the purpose of exchanging Certificates for the Merger Consideration. Prior to or at the Effective Time, Parent or Purchaser shall deposit with the Paying Agent, in trust for the benefit of the Company’s stockholders, cash in immediately available funds and Parent Common Stock in an amount sufficient to make payment of the aggregate Merger Consideration pursuant to Section 3.01 in exchange for all of the outstanding shares of Company Common Stock (such cash and Parent Common Stock being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to the holders of the Certificates. Earnings from such investment shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Certificates. For purposes of determining the amount of the Payment Fund to be made available, Parent shall assume that no holder of shares of Company Common Stock will demand appraisal rights with respect to such shares.
          (b) As soon as practicable after the Effective Time, Parent will cause the Paying Agent to send to each holder of shares of Company Common Stock at the Effective Time (other than holders of Certificates referred to in Section 3.01(b) or Section 3.03) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Paying Agent and will be in such form and have such other provisions as Parent and the Company reasonably specify) and instructions for use in effecting the surrender of Certificate(s) for payment therefor.
          (c) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration in respect of each share of Company Common Stock represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any Certificate.
          (d) If any portion of the Payment Fund is to be paid to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.
          (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of each share of Company Common Stock represented by such Certificate, as contemplated by this Article.
          (f) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration to be paid in respect of each share of Company Common Stock represented by such Certificate, as provided for, and in accordance with the procedures set forth, in this Article 3.
          (g) Any portion of the Payment Fund (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged each share of Company Common Stock for the Merger Consideration in accordance with this Section 3.02 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of each such share without any interest thereon. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of shares of Company Common Stock for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Surviving Corporation shall pay all charges and expenses of the Paying Agent.
          (h) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock or Company

Stock Options who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s), be entitled to receive from Parent an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the Applicable Parent Stock Price.
     SECTION 3.03 Dissenting Shares. Each share of Company Common Stock which is issued and outstanding immediately prior to the Effective Time and which is held by a holder who has not voted such share in favor of the Merger, who shall have delivered a written demand for appraisal of such share in the manner provided by Delaware Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal (each such share, a “Dissenting Share”) shall not be converted into a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the Delaware Law (“Section 262”). Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 shall receive payment therefor from the Surviving Corporation in accordance with Delaware Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his or her entitlement to appraisal rights as provided in Section 262, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his or her demand for appraisal of such shares or lost his or her right to appraisal and payment for shares under Section 262 or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the Delaware Law, such holder shall forfeit the right to appraisal of such shares and each such share shall be treated as if it had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, from the Surviving Corporation. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent’s consent, which shall not be unreasonably delayed or withheld.
     SECTION 3.04 Stock Options and other Equity Awards. Each Company Stock Option (as defined below) held by any Person other than a current employee of the Company or an employee of the Company who has terminated his or her employment within 90 days prior to the Effective Time (each such Company Stock Option, a “Non-Employee Option”) shall terminate in its entirety at the Effective Time, and the holder of each such Non-Employee Option (whether vested or not vested) shall be entitled to receive an amount (the “Option Cashout Amount”) equal to the product of the number of shares of Company Common Stock that is still issuable under such Non-Employee Option as of the Effective Time and the excess of (A) the Merger Consideration less (B) the per share option exercise price. Of the total Option Cashout Amount 16.26% will be payable in cash, and the balance will be payable in shares of Parent Common Stock having a value determined in the same manner prescribed by Section 3.01(a) for valuing the Parent Common Stock component of the Merger Consideration. Each Company Stock Option other than a

Non-Employee Option will be assumed by Parent in accordance with Section 6.13 (an “Assumed Option”). Each outstanding share of restricted stock held under a Company stock plan immediately prior to the Effective Time shall become fully vested and shall be converted into the right to receive the Merger Consideration at the Effective Time. For the purposes hereof, the term “Company Stock Option” means any option to purchase Company Common Stock that was granted under any of the Option Plans and that is unexpired, unexercised and outstanding immediately prior to the Effective Time.
     SECTION 3.05 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock) or other similar event with a record date during such period, the aggregate Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the disclosure memorandum delivered by the Company to Parent on the date hereof and attached hereto (the “Company Disclosure Schedules”), the Company represents and warrants to Parent and Purchaser as follows:
     SECTION 4.01 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law and has the requisite power and authority to own, lease, and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, “Material Adverse Effect” means, with respect to the Company or Parent, as applicable (the Company or Parent, as applicable, being referred to in this sentence as “such Person”), any change, effect, event, occurrence or state of facts (an “Effect”) (or any development that has had or is reasonably likely to have any Effect) that, (A) is materially adverse to the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (B) which would prevent or materially delay the consummation of the Transactions; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) a change in the market price or trading volume of the capital stock of such Person after the date hereof, provided, however, that this clause (i) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume; (ii) disruption in financial, credit, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index) or any interest rate or exchange rate changes, generally which does not disproportionately affect such Person and its Subsidiaries, taken as a whole; (iii) any Effect arising from or relating to general business or economic conditions (including the business of such Person and its Subsidiaries) which does not disproportionately affect such Person and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which such Person operates; (iv) any failure by such Person to meet internal forecasts and projections or securities analysts’ published revenue or earnings predictions for such Person for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; provided that this clause (iv) shall not exclude the revenues or earnings of such Person themselves or any Effect which may have affected such Person’s revenues or earnings; (v) any Effect attributable to the announcement or pendency of the Transactions (including any cancellations of or delays in customer agreements, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), or resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (vi) any Effect arising from or relating to any change after the date of this Agreement in accounting principles generally accepted in the United States of America (“GAAP”) as consistently applied by Parent or the Company, as the case may be; (vii) any Effect resulting from or relating to national or international political or economic conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack anywhere in the world which does not disproportionately affect such Person and its Subsidiaries, taken as a whole; (viii) any Effect arising from or relating to laws, rules, regulations, orders or other binding directives issued by any Governmental Entity after the date of this Agreement which does not disproportionately affect such Person and its Subsidiaries, taken as a whole; and (ix) the taking of any action, or failure to take action, to which Parent or the Company, as the case may be, has expressly consented or approved in writing. The term “Subsidiary,” with respect to any Person, means any corporation or other legal entity of which such Person Controls (either alone or through or together with any other Subsidiary), directly or indirectly, more than 50% of the capital stock or other ownership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. The Company has made available to Parent complete and correct copies of its certificate of incorporation and by-laws, as amended to the date hereof. Except for ownership of less than 1% in any publicly traded company, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.
     SECTION 4.02 Capitalization.
          (a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share (“Company Preferred Stock”). As of December 6, 2007 there were outstanding: (1) 19,415,638 shares of Common Stock, none of which shares were held by the Company in its treasury; (2) stock options to purchase an aggregate of 3,082,806 shares of Company Common Stock; and (3) no shares of Company Preferred Stock. Since December 6, 2007, there have been no issuances of shares of the capital stock of the Company or any other securities of the Company except upon exercise of options outstanding on such date. All shares of Company Common Stock outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights. All shares of Company Common Stock issuable upon exercise of outstanding stock options have been duly authorized and, when issued in accordance with the terms thereof, will be validly issued and will be fully paid and nonassessable.
          (b) Section 4.02(b) of the Company Disclosure Schedules sets forth a complete and accurate list, as of the close of business on December 6, 2007 of: (i) the number of shares of Company Common Stock subject to outstanding options under each Option Plan and the number of shares of Company Common Stock available for grant under each Option Plan; and (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof and whether such holder is an employee of the Company, the Company Stock Plan under which it was granted and whether such Company Stock Option is an “incentive stock option” (as defined in Section 422 of the Code) or a non-qualified stock option, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant thereof, the applicable vesting schedule of such Company Stock Option and the extent to which such Company Stock Option was vested and exercisable as of December 6, 2007 and the expiration date of such Company Stock Option. For purposes of this Agreement, “Option Plans” means the Company’s 1998 Stock Incentive Plan, the Company’s 2000 Stock Incentive Plan, the Company’s 2005 Stock Incentive Plan. All grants of Company Stock Options were validly issued and properly approved in compliance with all applicable law and recorded on the Company Financials in accordance with GAAP. No Company Stock Option was granted with a per share exercise price lower than the fair market value of one share of Company Common Stock on the date of grant as determined in good faith by the Administrator of the Company Stock Plan (as defined in each such plan).
     (c) Except as described in Section 4.02(a) and 4.02(b), there are no authorized, issued or outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities. Without limiting the generality of the foregoing, the Company has not adopted any anti-takeover, stockholder rights plans or agreements, registration rights agreements or other similar agreement with respect to any shares of capital stock of, or other equity or voting interests in the Company. Section 4.02(c) of the Company Disclosure Schedules sets forth a list of all: (i) stockholder agreements, voting trusts and other agreements or understandings to which the Company is a party or which are otherwise known to the Company and relating to the voting or disposition of any shares of the Company’s capital stock or the capital stock of any of its Subsidiaries; or (ii) granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company.
     (d) There are no bonds, debentures, notes or other indebtedness of the Company (i) having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote or (ii) the value of which is expressly based upon or derived from capital or voting stock of the Company.

          (e) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company.
     SECTION 4.03 Corporate Authorization; Voting Requirements.
          (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the stockholders of the Company adopting this Agreement at the Company Stockholder Meeting, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to adoption of this Agreement by the Company’s stockholders. This Agreement has been duly executed and delivered by the Company and (assuming that this Agreement constitutes a valid and binding agreement of Parent and Purchaser) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.
          (b) The affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Company Common Stock adopting this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement (the “Required Vote”).
     SECTION 4.04 Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative agency, commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (a) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and expiration or termination of the waiting period thereunder and any required filings pursuant to similar applicable competition, merger control, antitrust or other laws, (b) the filing with the Securities and Exchange Commission (the “SEC”) of (i) a Prospectus/Proxy Statement to be filed with the SEC as part of the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including without limitation pursuant to Section 3.04) (including amendments or supplements thereto) (the “Registration Statement”) relating to the issuance of the Parent Common Stock and the Company Stockholder Meeting (as amended or supplemented from time to time, the “Prospectus/Proxy Statement”), (ii) the filing and effectiveness of the Registration Statement with the SEC in accordance with the requirements of the Securities Act of 1933, as amended (including such rules and regulations promulgated thereunder, the “Securities Act”), and (iii) such reports under the Securities Exchange Act of 1934, as amended (including such rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the Transactions, (c) the filing of the certificate of merger with the Filing Office and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (d) in connection with any state or local Tax which is attributable to the beneficial ownership of the Company’s real property, if any, (e) as may be required by any applicable state securities or “blue sky” laws or state takeover laws (f) such filings and consents as set forth in Section 6.17 that are required under applicable New Jersey environmental law or regulation pertaining to notification, disclosure or required approval triggered by the Merger or the Transactions and (g) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
     SECTION 4.05 Non-contravention. The execution, delivery and performance of this Agreement by the Company do not and, subject to obtaining stockholder adoption of this Agreement, the consummation of the Merger will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of the Company, (b) assuming compliance with the matters referred to in Section 4.04, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, concession, order, writ or decree, (c) result in any violation or breach of, require any consent, waiver or other action by any Person under, require the payment of a penalty or increased fees under, constitute (with or without notice or lapse of time or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any agreement or other instrument, written or oral, binding upon the Company or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company (each, a “Contract”) or (d) result in the creation or imposition of any pledge, claim, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) on any asset of the Company, except, in the case of clauses (b), (c) and (d), for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
     SECTION 4.06 SEC Reports; Financial Statements.
          (a) The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 2004 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Reports”). As of their respective filing dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent complete and correct copies of all amendments and modifications effected prior to the date of this Agreement that have not yet been filed by the Company with the SEC but which are required to be filed. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company, on the other, since December 31, 2004, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. To the knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

          (b) The financial statements (including the related notes and schedules) of the Company included in, or incorporated by reference into, the Company SEC Reports (the “Company Financials”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of the Company as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to year-end audit adjustments). Except as set forth in the Company SEC Reports, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice and liabilities and obligations under this Agreement or incurred in connection with the Transactions, the Company has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP, consistently applied, to be set forth on a consolidated balance sheet of the Company or in the notes thereto. The Company has no current intention to correct or restate, and to the knowledge of the Company, there is not any basis to correct or restate any of the Company Financials. The Company has not had any disagreement with any of its auditors regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The Company is not a party to, nor has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).
          (c) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. The Company has no outstanding, or has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
          (d) The Company has established and maintains a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and preparation of financial statements (including the Company Financials) for external purposes in accordance with GAAP, consistently applied, including policies and procedures that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; (iv) provide reasonable assurance that material information relating to the Company is promptly made known to the officers responsible for establishing and maintaining the system of internal controls; (v) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Company’s board of directors; (vi) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and (vii) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company’s board of directors.
          (e) The Company “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Company’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are known to the Company and (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a role in the preparation of financial statements or the Company’s internal control over financial reporting.
     SECTION 4.07 Absence of Certain Changes or Events. Since September 30, 2007, except in connection with this Agreement and the Transactions and the negotiation thereof and except as set forth in the Company SEC Reports, (i) the Company has conducted its business only in the ordinary course consistent with past practices (ii) the Company has not taken any action which, if taken after the date hereof, would require the consent of Parent under Section 6.01 of this Agreement and (iii) there have not occurred any events or changes that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     SECTION 4.08 Litigation. There is no suit, action, claim, arbitration, investigation or proceeding pending nor, to the Knowledge of the Company, threatened against or affecting the Company, or any of its assets property or rights that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any judgment, settlement, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect or that have or would reasonably be expected to have the effect of prohibiting or impairing any material business practice or prohibit the transfer of Intellectual Property Rights. As of the date of this Agreement, no officer or director of the Company is a defendant in any action or, to the knowledge of the Company, the subject of any investigation commenced by any Governmental Entity with respect to the performance of his or her duties as an officer and/or director of the Company. There are not currently, nor, to the knowledge of the Company, have there been since January 1, 2003, any internal investigations or inquiries being conducted by the Company, the Company’s board of directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
     SECTION 4.09 Compliance with Laws. Except as disclosed in the Company SEC Reports, the Company is in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity applicable to its business or operations except for violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. No notice has been received by the Company from any Governmental Entity alleging any violation of any applicable statutes, laws, rules, orders or regulations, except for violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company (provided that no representation or warranty is made in this Section 4.09 with respect to Environmental Laws). The Company has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (“Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, except for the lack of Permits which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is in compliance in all material respects with the terms of the Company Permits.
     SECTION 4.10 Taxes.
          (a) (i) the Company has timely filed (or has had filed on its behalf) all income Tax or other material Tax Returns it was required to file and such Tax Returns are true, correct and complete in all material respects, and all material Taxes required to be paid have been paid; (ii) the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company accrued through the date of such financial statements; (iii) there are no Liens in respect of any Tax upon the assets of the Company, other than statutory Liens for Taxes not yet due and payable and Liens for real estate Taxes; (iv) the Company is not subject to any Audits in respect of any material Tax; (v) the Company has not waived any statute of limitations in respect of the assessment and collection of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, (vi) there are no material assessments or adjustments that have been asserted in writing against the Company for any period for which the Company has not made appropriate reserves in its financial statements contained in the Company SEC Reports; (vii) there are no liabilities for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise; and (viii) the Company is not a party to any agreement with a third-party that provides for the allocation, indemnification or sharing of Taxes.
          (b) As used herein,
               (i) “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, business, transfer and recording taxes, fees and charges, and any other taxes, assessments or similar charges imposed by the United States Internal Revenue Service (the “IRS”) or any taxing authority (whether domestic or foreign, including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a “Taxing Authority”), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments; and
               (ii) “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes and any amendments thereto, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
               (iii) “Audit” shall mean any audit, assessment, or other examination relating to Taxes by any Taxing Authority or any judicial or administrative proceeding relating to Taxes.
          (c) The Company has not taken or agreed to take any action, has not failed to take any action or knows of no fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          (d) The Company is not a United States real property interest within the meaning of Section 1445 of the Code.
     SECTION 4.11 Employee Plans.
          (a) Section 4.11 of the Company Disclosure Schedules lists each material “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each other material employment, severance, termination, change in control, incentive, retention, deferred compensation, bonus or performance awards, stock option or other equity-related, fringe benefits, vacation, sick pay, health, disability or life insurance benefit, perquisites or other employee benefit, remuneration or other compensatory plan, program, policy, agreement or arrangement that (i) is maintained or contributed to by the Company or any ERISA Affiliate, or with respect to which the Company or any of its ERISA Affiliates is obligated to contribute and (ii) either (A) covers any current or former employee, director or consultant, or any beneficiary or dependent of any of the foregoing or (B) with respect to which the Company or any Subsidiary thereof could reasonably be expected to have any liability (collectively, the “Employee Plans”). The Company has made available to Parent, with respect to each Employee Plan, to the extent applicable, a copy of the plan, related trust agreements or other funding arrangements or other related material contracts, summary plan descriptions, summaries of material modifications, material governmental filings and correspondence, including without limitation the annual report on Form 5500 for the two most recent plan years, the IRS favorable determination or opinion letter, actuarial reports or valuations and all amendments to all of the foregoing.
          (b) No Employee Plan is subject to either Section 412 of the Internal Revenue Code of 1986, as amended (the “Code”) or Title IV of ERISA and, since December 1, 2001, neither the Company nor any ERISA Affiliate has sponsored, maintained or contributed to, or had any obligation to sponsor, maintain or contribute to, any employee benefit plan subject to Title IV of ERISA. No Employee Plan is a “multiemployer plan” as that term is defined in Section 3(37) of ERISA and neither the Company nor any ERISA Affiliate has contributed to or been obligated to contribute to a multiemployer plan. No Employee Plan covers solely or primarily employees of the Company or any entity that, together with the Company, would be treated as a single employer under Section 414 of the Code (an “ERISA Affiliate”) who reside permanently outside the United States.
          (c) The Employee Plans are and have been administered and operated in all material respects in compliance with their terms and are and have been in compliance in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and no event has occurred since the date of the most recent determination or opinion letter relating to any such Employee Plan that would reasonably be expected to result in a revocation of the qualification of such Employee Plan.
          (d) There are no pending or, to the knowledge of the Company, threatened claims, governmental audits or investigations with respect to any Employee Plans, other than routine claims for benefits. All contributions, premium and benefit payments required to be made under or in connection with each Employee Plan through the date hereof have been timely made or properly accrued, except for those failures that would not reasonably be expected to have a material liability on the Company.
          (e) Except as contemplated by this Agreement, there are no agreements or arrangements pursuant to which, as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in combination with a termination of employment or other event), any current or former director, officer or employee of the Company would be entitled to receive any bonus, retirement, severance, change in control, retention or similar benefit (including acceleration of vesting, exercise or timing of payment of an incentive award or any other form of compensation).
          (f) No amounts payable under any of the Employee Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.
          (g) To the knowledge of the Company, no compensation paid or required to be paid under any Employee Plan is or will be subject to additional tax under Section 409A(1)(B) of the Code. Since July 1, 2000, all equity compensation awards issued by the Company have been made, reported and disclosed in accordance with applicable law, accounting rules and stock exchange requirements.

          (h) Neither the Company nor any of its ERISA Affiliates has used services or workers provided by third party contract labor suppliers, temporary employees, leased employees, or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any Employee Plan or the imposition of penalties or excise taxes with respect to any Employee Plan by the IRS, the Department of Labor or any other Governmental Authority.
     SECTION 4.12 Environmental Matters.
          (a) Except as set forth in Section 4.12 of the Company Disclosure Schedules:
               (i) no citation, summons or order has been received, no penalty has been assessed, and no action, suit, proceeding or investigation is pending or, to the Knowledge of the Company, threatened by any Person alleging a violation by the Company of any Environmental Law that remains outstanding or unresolved;
               (ii) the Company is in compliance in all material respects with all applicable Environmental Laws and all Environmental Permits, and the Company possesses all material Environmental Permits required or necessary for the operation of its business;
               (iii) in connection with the real property owned or leased by or the operations of the Company, (A) to the Knowledge of the Company, no release, emission, or discharge into the environment of Hazardous Materials has occurred that remains outstanding or unresolved or is presently occurring in reportable quantities under or otherwise in violation of any Environmental Law and (B) no Hazardous Materials have been disposed of by the Company except in material compliance with applicable Environmental Laws and, to the Company’s Knowledge, no Hazardous Materials have been disposed of by any other Person for whom the Company is or may be liable under Law or contract except in material compliance with applicable Environmental Laws;
               (iv) to the Knowledge of the Company, the Company has provided to Parent and the Purchaser all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company regarding the environmental condition of the properties owned or leased by the Company, or the material noncompliance of the business of the Company under any Environmental Laws.
          (b) As used herein,
               (i) “Environmental Laws” means any federal, state, local or foreign law, regulation, rule, ordinance, order, decree, or common law relating to pollution or protection of human health or the environment;
               (ii) “Environmental Permits” means all permits, licenses, certificates or approvals necessary for the operations of the Company as currently conducted to comply with all applicable Environmental Laws in effect as of the Effective Time; and
               (iii) “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, or other materials subject to regulation or enforcement under Environmental Laws.
     SECTION 4.13 Intellectual Property.
          (a) Section 4.13 of the Company Disclosure Schedules sets forth, as of the date hereof, a complete and accurate list (in all material respects) of (i) all patents and applications therefor, (ii) registered trademarks, tradenames, service marks and service names and applications therefor, (iii) domain name registrations, and (iv) copyright registrations and applications therefore (if any) that are owned by the Company (collectively, “Company Registered IP”). The Company exclusively owns all right, title and interest in and to the Company Registered IP free and clear of all Liens. Such Company Registered IP listed in Section 4.13 of the Company Disclosure Schedules, together with any additional trade name rights, trade secret or know how rights, service mark rights, trademark rights, patent rights, copyrights (including intellectual property rights in computer programs or software) or any other type of intellectual property rights, in each case, that are owned or licensed by the Company and are material to the conduct of the business of the Company as currently conducted, are collectively referred to herein as “Intellectual Property Rights”. All Intellectual Property Rights are either (x) owned by the Company free and clear of all Liens or (y) licensed to the Company free and clear (to the Knowledge of the Company) of all Liens. The Company exclusively owns, is validly licensed or otherwise has the right to use all Intellectual Property Rights.
          (b) All Contracts to which the Company is a party relating to Intellectual Property Rights that are material to the business of the Company or necessary to the conduct of the business of the Company as it is currently conducted are in full force and effect, and enforceable in accordance with their terms. The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, (A) result in any material violation or breach of, or default (with or without notice or lapse of time, or both) under, or (B) give rise to a right of or result in termination, cancellation or acceleration of any obligation or the loss of a material benefit under or impairment in or to, or (C) result in the creation of any material Lien in or upon, or (D) result in the grant, assignment or transfer to any Person (other than the Purchaser) of, any Intellectual Property Right, or under any Contract relating to Intellectual Property Rights that are material to the business of the Company or necessary for the conduct of the business of the Company as it is currently conducted. Section 4.13 of the Company Disclosure Schedules sets forth, as of the date hereof, all Contracts under which the Company is obligated to make payments to third parties for use of any Intellectual Property Rights with respect any products that are, as of the date hereof, being sold, manufactured by or under development by the Company and for which such payments are in excess of $100,000 per year for any single product. The aggregate amount of all such payments that the Company is obligated to make under any Contract of the type described in the immediately preceding sentence that is not required to be disclosed pursuant to such sentence does not exceed $500,000 per year.
     (c) There are no pending or, to the Knowledge of the Company, threatened claims that the Company has infringed or is infringing, or is or has misappropriated or otherwise violated (including with respect to the manufacture, use, distribution or sale by the Company of any products or to the operations of the Company) any intellectual property rights of any Person. The Company has provided to Parent copies of all opinions of counsel obtained by the Company since December 1, 2002, relating to infringement, validity or enforceability of any third party intellectual property rights. To the Knowledge of the Company, as of the date of this Agreement, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any claim by any Person to exclude or prevent the Company from freely using its Intellectual Property Rights, or from operating the business of the Company as currently conducted, or from otherwise exploiting any products that are, as of the date hereof, being sold, manufactured by or under development by the Company.
          (d) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property Rights. Within the past three years, the Company has not asserted or threatened any claim against any Person alleging any infringement, misappropriation or violation of any Company Intellectual Property Rights.
          (e) All patents listed in Section 4.13 of the Company Disclosure Schedules that are owned by the Company (i) are subsisting, in full force and effect, and, to the Knowledge of the Company, valid and enforceable, (ii) have been duly registered and/or filed with or issued by each appropriate Governmental Entity in accordance with all applicable legal requirements, (iii) all necessary affidavits of continuing use have been timely filed, and (iv) all necessary maintenance fees have been timely paid to continue all such rights in effect. None of the patents listed in Section 4.13 of the Company Disclosure Schedules that are owned by the Company has expired or been declared invalid, in whole or in part, by any Governmental Entity. There are no ongoing interferences, oppositions, reissues, reexaminations or other proceedings challenging any of the patents or patent applications listed in Section 4.13 of the Company Disclosure Schedules and owned by the Company (or, to the Company’s Knowledge, challenging any such patents or patent applications licensed to the Company), including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency.
          (f) The Company owns or is validly licensed (and immediately following the Closing Date will own and will be validly licensed on substantially the same terms and conditions) Intellectual Property Rights and rights that are material to conduct the business of the Company as it is currently conducted. All Intellectual Property Rights shall be owned or available for use by the Surviving Corporation on substantially the same terms and conditions immediately after the Closing Date without the payment of any material additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay had the Agreement and the transactions contemplated by this Agreement not occurred.
          (g) The Company has, and enforces, a policy requiring each current and former employee, consultant and contractor to execute standard Company proprietary information and confidentiality agreements which (i) assign to the Company (to the extent assignable, and if not assignable, waive to the extent waivable) all right, title and interest (including the sole right to enforce) in any intellectual property rights relating to the business of the Company and/or Company products and (ii) provide reasonable protection for trade secrets of the Company. To the Knowledge of the Company, all current or former employees, consultants and contractors of, and any third parties contracted by, the Company that have created any intellectual property rights for or on behalf of the Company have executed such agreements, and, to the Knowledge of the Company, no party to any such agreement is in breach thereof. No affiliate or current or former partner, director, stockholder, officer, or employee of the Company will, after giving effect to the transactions contemplated hereby, own or retain any rights to use any intellectual property rights owned by the Company or held for use by the Company in the conduct of the business of the Company as it is currently conducted. The Company has not made any submission or suggestion to, and is not subject to any agreement with, any standards body or other entity that would obligate the Company to grant licenses to or otherwise impair or limit its control of intellectual property owned by the Company.
          (h) The Company has used commercially reasonable efforts to maintain its material trade secrets in confidence and, to the Knowledge of the Company, there are and have been no material unauthorized uses, disclosures or infringements of any such trade secrets by any Person.
     SECTION 4.14 Certain Contracts.
          (a) For purposes of this Agreement, “Company Material Contract” shall mean:
               (i) any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) with respect to the Company;
               (ii) any employment, consulting or other Contract with (A) any member of the Company’s board of directors, (B) any executive officer of the Company or (C) any other employee of the Company, other than those Contracts terminable by the Company on no more than thirty (30) days notice without liability or financial obligation to the Company;
               (iii) any Contract containing any covenant (A) limiting, in any material respect, the ability of the Company to engage in any line of business or compete with any Person or (B) granting any exclusive rights to make, sell or distribute the Company’s products;
               (iv) any Contract containing “most favored nations” pricing or commercial terms or other similar terms in favor of a third party;
               (v) any Contract (A) relating to the disposition or acquisition by the Company, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of assets for consideration in excess of $100,000, other than in the ordinary course of business, other than inventory purchase commitments entered into in the ordinary course of business consistent with past practice, or (B) relating to any interest in any other Person or other business enterprise other than its Subsidiaries;
               (vi) any Contract to provide source code into any escrow or to any third party (under any circumstances) for any product or technology that is material to the business of the Company, taken as a whole;

               (vii) any Contract to license to any third party the right to reproduce any of the Company’s Intellectual Property, products, services or technology or any Contract to sell or distribute any of the Company’s Intellectual Property, products, services or technology, except (A) agreements with sales representatives or other resellers in the ordinary course of business, or (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business;
               (viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other Contracts relating to the borrowing of money, extension of credit or other indebtedness, other than accounts receivable and accounts payable in the ordinary course of business;
               (ix) any settlement agreement entered into within the three (3) years prior to the date of this Agreement or which is otherwise still executory, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the cessation of such employee’s or independent contractor’s employment or association with the Company, (B) settlement agreements for cash only (which has been paid) in an amount not exceeding $100,000 or (C) settlements pursuant to which the Company has no material continuing obligation or liability;
               (x) any Contract under which the Company has received or granted a license relating to any Intellectual Property that is material to the business of the Company, other than non-exclusive licenses extended to customers, clients, distributors or other resellers in the ordinary course of business and other than non-exclusive licenses for generally commercially available, off-the-shelf software programs;
               (xi) any partnership or joint venture agreement to which the Company is a party;
               (xii) any collective bargaining agreement or other contract or agreement with any labor union, trade union, works council or other employee organization;
               (xiii) any Contract with a customer that accounted for net recognized revenues in 2006 or 2007 of more than $250,000 in the aggregate, other than on the Company’s standard purchase order form; and
               (xiv) any Contract (other than Leases) with a vendor pursuant to which the Company incurred payables in 2006 or 2007 of more than $100,000 in the aggregate.
          (b) Section 4.14(b) of the Company Disclosure Schedules sets forth a list (organized in subsections corresponding to the subsections of Section 4.14(a) of this Agreement) of all Company Material Contracts as of the date hereof.
          (c) Each Company Material Contract is valid and binding, in full force and effect and is enforceable by the Company in accordance with its respective terms (subject to the bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles), except to the extent it has previously expired in accordance with its terms and except for such failures to be valid and binding or in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has performed in all material respects all obligations required to be performed by it under the Company Material Contracts and is not, and, as of the date hereof, is not alleged in writing to be (with or without notice, the lapse of time or both) in breach thereof or default thereunder, and, the Company has not violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case, for those failures to perform, breaches, violations and defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
     SECTION 4.15 Employment Matters. Except for the Agreement between the Company and Pace International Union, Local 286, dated January 29, 2005, the Company is not a party to, or bound in any manner by, any collective bargaining agreement contract, or other agreement of understanding with a labor or trade union, labor organization, staff association or works council, or other employee organization and to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize its employees. No union representation elections relating to the employees of the Company have been scheduled by any Governmental Entity and no unfair labor practice charge, complaint or investigation of the employment policies or practices of the Company by any Governmental Entity is pending or to the Knowledge of the Company, threatened. Since December 1, 2000, there have not been any labor strikes, work slowdowns, work stoppages, lockouts or material grievances by employees of the Company. The Company is in material compliance with all applicable laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours, classification of independent contractors, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, workers’ compensation, labor relations, employee leave issues and unemployment insurance. The Company has not received notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of the Company, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.
     SECTION 4.16 Title to Properties. Section 4.16 of the Company Disclosure Schedules sets forth a complete and accurate list of all real property owned, leased, subleased and licensed by the Company. The Company has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not had and would not reasonably be expected to materially interfere with the continued use of the property for the purpose for which the property is currently being used. The Company has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which the Company is a party and under which it is in occupancy are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to materially interfere with the continued use of the property for the purpose for which the property is currently being used. The Company has not received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any lease or sublease to which it is a party, which defaults individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect. The Company will not be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations,” upon the expiration or earlier termination of any leases or other occupancy agreements for its leased real property.
     SECTION 4.17 Export Controls. The Company has at all times conducted its export transactions materially in accordance with (i) all applicable U.S. export and reexport control laws and (ii) to the Company’s Knowledge, all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:
          (a) The Company has obtained, and is in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);
          (b) There are no pending or, to the Company’s Knowledge, threatened claims or legal actions against the Company with respect to such Export Approvals or with respect to the export control laws of any Governmental Entity;
          (c) To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would give rise to any material future claims or legal actions; and
          (d) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required by the consummation of the Merger, or such Export Approvals can be obtained in a reasonable timely manner without material cost.
     SECTION 4.18 State Takeover Statutes and Rights Plans. Except for Section 203 of Delaware Law, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated by this Agreement. The board of directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203) will not apply to Parent, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. The Company does not have in effect any “poison pill” or similar plan or agreement which would reasonably be expected to have a dilutive or otherwise adverse effect on the capitalization of Parent as a result of consummation of the transactions contemplated hereby.
     SECTION 4.19 Insurance. Section 4.19 of the Company Disclosure Schedules lists all policies of liability, fire, casualty, business interruption, worker’s compensation and other forms of insurance insuring the Company and their respective assets, properties and operations. All such policies are in full force and effect. All premiums due and payable under all such policies have been paid and the Company is not otherwise in material breach or default (including any such breach or default with respect to the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default of the Company, or permit termination or modification by the insurance carrier, under any policy. There is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. To the Knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.
     SECTION 4.20 Transactions with Affiliates. Except as disclosed in the Company SEC Reports, there are no contracts or transactions between the Company, on the one hand, and any (i) officer or director of the Company, (ii) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (iii) Affiliate or family member of any such officer, director or record or beneficial owner, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act.
     SECTION 4.21 Foreign Corrupt Practices Act. The Company (including any of its officers, directors, agents, distributors, employees or other Person associated with or acting on its behalf) has not, directly or indirectly, taken any action which would cause the Company to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company (as in effect at the time of such action) (collectively, the “FCPA”), and, to the Company’s Knowledge, none of them has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures reasonably designed to prevent and detect violations of the FCPA.
     SECTION 4.22 Finders’ Fees. Except for Morgan Keegan & Company, Inc., there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company who is entitled to any fee or commission from the Company in connection with the Transactions.
     SECTION 4.23 Opinion of Financial Advisor. The Company has received an opinion of Morgan Keegan & Company, Inc., a copy of which has been made available to Parent, to the effect that, as of the date of such opinion, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

     SECTION 4.24 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY STATED IN THIS AGREEMENT, THE COMPANY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, INCLUDING, WITHOUT LIMITATION, ANY FORECASTS OR PROJECTIONS MADE AVAILABLE TO PARENT OR PURCHASER IN CERTAIN DATA ROOMS OR THE OFFERING MEMORANDUM PREPARED BY MORGAN KEEGAN & COMPANY, INC. DATED SEPTEMBER 2007, UNLESS EXPRESSLY AND SPECIFICALLY INCLUDED IN THIS AGREEMENT.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
      Parent and Purchaser, jointly and severally, represent and warrant to the Company that:
     SECTION 5.01 Organization, Standing and Corporate Power. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of Parent and Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. Purchaser was formed solely for the purpose of engaging in the Transactions and since the date of its formation has engaged in no activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the Transactions.
     SECTION 5.02 Corporate Authorization. Parent and Purchaser have all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The board of directors of Purchaser has declared advisable this Agreement. The execution and delivery of this Agreement, and the consummation of the Transactions, in each case by Parent and/or Purchaser, as the case may be, have been duly authorized by all necessary corporate action on the part of Parent and Purchaser (subject, in the case of Purchaser, to the execution and delivery to Purchaser by Parent, as the sole stockholder of Purchaser, of a unanimous written consent adopting this Agreement). This Agreement has been duly executed and delivered by Parent and Purchaser and (assuming that this Agreement constitutes a valid and binding agreement of the Company) constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.
     SECTION 5.03 Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Purchaser or any other Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent and Purchaser or the consummation by Parent and Purchaser of the Transactions, except for (a) the filing of a premerger notification and report form under the HSR Act and expiration or termination of the waiting period thereunder and any required filings pursuant to similar applicable competition, merger control, antitrust or other laws, (b) the filing with the SEC of (i) the Registration Statement in accordance with the requirements of the Securities Act and (ii) such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, (c) the filing of the certificate of merger with the Filing Office and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (d) as may be required by any applicable state securities or “blue sky” laws or state takeover laws and (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.
     SECTION 5.04 Non-contravention. The execution, delivery and performance of this Agreement by Parent and Purchaser do not and the consummation by Parent and Purchaser of the Transactions will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of Parent or Purchaser, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, concession, order, writ or decree or (c) result in any violation or breach of, require any consent, waiver or other action by any Person under, require the payment of a penalty or increased fees under, constitute (with or without notice or lapse of time or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Purchaser is entitled under any provision of any agreement or other instrument, written or oral, binding upon Parent or Purchaser or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or Purchaser, except, in the case of clauses (b) and (c), for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.
     SECTION 5.05 Litigation. Except as disclosed in the Parent’s SEC Reports, there is no suit, action, claim, arbitration, investigation or proceeding pending or, to the Knowledge of Parent or Purchaser, threatened against or affecting Parent, any Subsidiary of Parent or Purchaser or any of their assets, properties or rights, that individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or Purchaser or any other Subsidiary of Parent having, or which, insofar as reasonably can be foreseen, in the future would have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.
     SECTION 5.06 Financial Capability. Parent has, and shall cause Purchaser to have, sufficient funds on hand to consummate the Transactions, including payment in full for all shares of Company Common Stock (on a fully-diluted basis) outstanding at the Effective Time and to pay all fees and expenses related to the Transactions.

     SECTION 5.07 Finder’s Fees. There is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent or Purchaser who is entitled to any fee or commission in connection with the Transactions.
     SECTION 5.08 Capitalization of Purchaser and Parent. The authorized capital stock of Purchaser consists solely of 1,000 shares of common stock, $0.001 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Purchaser is, and at the Effective Time will be, owned by Parent. Purchaser has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions. The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock. (i) As of the close of business on December 6, 2007, 219,513,764 shares (excluding the shares held by Parent in its treasury) of Parent Common Stock were issued and outstanding, including 5,596,524 exchangeable shares of JDS Uniphase Canada Ltd., (ii) as of the close of business on December 6, 2007, 138,048 shares of Parent capital stock were held by the Company in its treasury, (iii) as of the close of business on December 6, 2007, no shares of Parent capital stock are owned or held by any Subsidiary of Parent, (iv) as of the close of business on December 10, 2007, 10,614,591 shares of Parent Common Stock are subject to issuance pursuant to outstanding options to purchase Parent Common Stock and (v) as of the close of business on December 10, 2007, approximately 176,748 shares of Parent Common Stock were issuable pursuant to Parent’s employee stock purchase plan. All of the outstanding shares of capital stock of Parent are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.
     SECTION 5.09 SEC Filings; Financial Statements.
          (a) Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 2004 (such documents, together with any documents filed during such period by Parent with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Parent SEC Reports”). As of their respective filing dates, the Parent SEC Reports complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and SOX applicable to such Parent SEC Reports, and none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has made available to the Company complete and correct copies of all amendments and modifications effected prior to the date of this Agreement that have not yet been filed by Parent with the SEC but which are required to be filed. Parent has made available to the Company true, correct and complete copies of all correspondence between the SEC, on the one hand, and Parent, on the other, since December 31, 2004, including all SEC comment letters and responses to such comment letters by or on behalf of Parent. To the knowledge of Parent, as of the date hereof, none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.
          (b) The financial statements (including the related notes and schedules) of Parent included in, or incorporated by reference into, the Parent SEC Reports (the “Parent Financials”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of Parent as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to year-end audit adjustments). Except as set forth in the Parent SEC Reports, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice and liabilities and obligations under this Agreement or incurred in connection with the Transactions, Parent has material no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP, consistently applied, to be set forth on a consolidated balance sheet of Parent or in the notes thereto. Parent has no current intention to correct or restate, and to the knowledge of Parent, there is not any basis to correct or restate any of the Parent Financials. Parent has not had any disagreement with any of its auditors regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date.
          (c) Each of the principal executive officer of Parent and the principal financial officer of Parent has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Parent has no outstanding, or has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
          (d) Parent has established and maintains a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and preparation of financial statements (including the Parent Financials) for external purposes in accordance with GAAP, consistently applied, including policies and procedures that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; (iv) provide reasonable assurance that material information relating to Parent is promptly made known to the officers responsible for establishing and maintaining the system of internal controls; (v) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied, and that receipts and expenditures of Parent are being made only in accordance with appropriate authorizations of management and Parent’s board of directors; (vi) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and (vii) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by Parent, are adequately and promptly disclosed to Parent’s independent auditors and the audit committee of Parent’s board of directors.

          (e) Parent “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluations, to Parent’s outside auditors and the audit committee of Parent’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are known to Parent and (B) any fraud, whether or not material, known to Parent that involves management or other employees who have a role in the preparation of financial statements or Parent’s internal control over financial reporting.
     SECTION 5.10 Absence of Certain Changes or Events. Since September 30, 2007, there has not been any change, event, circumstance or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.
     SECTION 5.11 Parent’s and Purchaser’s Examination. Parent, Purchaser and their representatives have received or been given access to information concerning the Company and have further received certain information requested by them. Parent, Purchaser and their representatives have been afforded the opportunity to meet with, ask questions of and receive answers from management of the Company in connection with the determination by Parent and Purchaser to enter into this Agreement and consummate the Transactions.
     SECTION 5.12 Taxes. Neither Parent nor any Subsidiary of Parent has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
     SECTION 5.13 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY STATED IN THIS AGREEMENT, PARENT AND PURCHASER DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, INCLUDING, WITHOUT LIMITATION, ANY FORECASTS OR PROJECTIONS MADE AVAILABLE TO THE COMPANY, UNLESS EXPRESSLY AND SPECIFICALLY INCLUDED IN THIS AGREEMENT.
ARTICLE 6
COVENANTS AND OTHER AGREEMENTS
     SECTION 6.01 Conduct of Business by the Company. From the date hereof until the Effective Time, the Company shall (i) conduct its business in the ordinary course consistent with past practice and in compliance with all applicable laws and regulations, (ii) pay its debts when due, subject to good faith disputes over such debts, and pay or perform other material obligations when due and (iii) use all commercially reasonable efforts consistent with past practices to preserve intact its business organizations, employee base and relationships with third parties. Without limiting the generality of the foregoing, except with the prior written consent of Parent or as set forth in this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedules, from the date hereof until the Effective Time the Company shall not:
          (a) declare, set aside or pay any dividend on, or make any other distribution (whether in cash, securities or other property) with respect to, or convertible into or exchangeable or exercisable for, any share of its capital stock;
          (b) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
          (c) repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company;
          (d) issue, deliver, sell, grant, pledge, authorize or otherwise dispose of or encumber any shares of the Company’s capital stock, or any securities convertible into or exercisable or exchangeable for shares of any Company capital stock, or any rights, warrants or options to acquire any shares of Company capital stock, other than (i) issuances pursuant to Company Stock Options that are outstanding on the date hereof or which are granted in accordance with the following clause (ii), and (ii) additional Company Stock Options or stock based awards to acquire in the aggregate up to 10,000 shares of Company Common Stock granted under the terms of the Option Plans as in effect on the date hereof in the ordinary course of business consistent with past practice to new hires and with a per share exercise price no lower than the fair market value of one share of Company Common Stock on the date of the grant;
          (e) amend its certificate of incorporation or by-laws or other comparable organizational documents or amend any material terms of the outstanding securities of the Company;
          (f) acquire or agree to acquire (including by entering into any binding agreement, agreement in principal, letter of intent, memorandum of understanding or similar agreement) (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) except with respect to the purchase of inventory in the ordinary course of business consistent with past practice, any assets that have a value in excess of $250,000, individually or in the aggregate;
          (g) enter into any joint venture, partnership or other similar agreement;
          (h) except in the ordinary course of business consistent with past practice, sell, lease, license, mortgage or otherwise encumber or subject to any Lien (other than (i) Liens arising out of Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) materialmen’s, mechanics’, carrier’s, workmen’s, repairmen’s, warehousemen’s or other like Liens, (iii) Liens or minor imperfections of title that do not materially impair the continued use and operation of the assets to which they relate and (iv) with respect to leased property, the terms and conditions of the respective leases) or otherwise dispose of any of its properties or assets which have a value in excess of $100,000, individually or in the aggregate;
          (i) except for the items currently contracted for by the Company and the items contemplated by the Company’s most recent consolidated capital expenditure budget made available to Parent, make or agree to make any new capital expenditure or expenditures other than those which are individually not in excess of $100,000 or in the aggregate are not in excess of $500,000;
          (j) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, or guarantee any debt securities of another Person, except pursuant to existing debt commitments set forth in Section 6.01(j) of the Company Disclosure Schedules and except for the endorsement of checks and the extension of credit in the normal course of business, or make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) advances to employees in the ordinary course of business consistent with past practice or (ii) pursuant to existing commitments set forth in Section 6.01(j) of the Company Disclosure Schedules;
          (k) cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Company), except for cancellations made or waivers granted in the ordinary course of business consistent with past practice;
          (l) except as required to comply with applicable Law or to comply with any Employee Plan currently binding on the Company, (1) increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any employee or director of the Company other than annual increases in pay in connection with annual performance reviews to current non-officer employees granted in the ordinary course of business consistent with past practice, (2) adopt or amend any Employee Plan or make any contribution, other than regularly scheduled contributions, to any agreement with an employee or Employee Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Stock Options, reprice any Company Stock Options or authorize cash payments in exchange for any Company Stock Options, other than as required by this Agreement (4) enter into, modify or amend any employee agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”) or any indemnification agreement with any Employee or enter into any collective bargaining agreement, or (5) enter into or amend any collective bargaining agreement or other contract or agreement with any labor union, trade union, works council or other employee organization;
          (m) except (1) as permitted under Section 6.01(l) or (2) to the extent required by written agreements existing on the date of this Agreement, increase the wages, salaries or bonus compensation payable or to become payable to its officers;

          (n) enter into any contracts of employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will” without liability to the Company for severance or other termination payments) except for agreements with new employees entered into in the ordinary course of business and providing for annual base and bonus compensation not to exceed $100,000 or any severance, retention or similar agreement;
          (o) adopt any change in its accounting policies, procedures or practices, other than as required by the SEC, GAAP, by law or regulation or by the Public Company Accounting Oversight Board, as concurred in by its independent auditors;
          (p) make any Tax election that is material to the Company or settle or compromise any income Tax liability that is material to the Company or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
          (q) except in the ordinary course of business (i) enter into any contract which would be a Company Material Contract or Lease or (ii) modify, amend or terminate any Company Material Contract in any material respect;
          (r) cancel or terminate or allow to lapse without reasonable substitute policy therefor, or amend in any material respect or, other than the renewal of existing insurance policies on substantially the same terms as in effect on the date hereof, enter into, any material insurance policy;
          (s) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or relating to any of their businesses, properties or assets, other than settlements with prejudice entered into in the ordinary course of business consistent with past practice and requiring of the Company only the payment of monetary damages not exceeding $100,000 net of any insurance payments received by the Company;
          (t) effect any material restructuring activities by the Company with respect to its employees, including any material reductions in force;
          (u) enter into any Contracts containing, or otherwise subject the Surviving Corporation or Parent to, any (A) non-competition, “most favored nations,” unpaid future deliverables, service requirements in each case outside the ordinary course of business, or (B) exclusivity or material future royalty payments, or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;
          (v) provide any material refund, credit or rebate to any customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;
          (w) hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers other than to fill vacancies or elect any directors, except in accordance with the Company’s charter documents with respect to director vacancies;

          (x) (A) enter into any agreement to purchase or sell any interest in real property or grant any security interest in any real property, or (B) enter into any material lease, sublease or other occupancy agreement with respect to any real property or materially alter, amend, modify or terminate any of the terms of any Lease;
          (y) (A) enter into any Contract that materially and adversely affects any patents or applications therefor, in each case, of the Company or any other affiliates the Company, (B) dispose of, transfer, permit to lapse or abandon any Intellectual Property or Intellectual Property Rights, or dispose of or unlawfully disclose to any Person, other than representatives of Parent, any trade secrets, and other than in the ordinary course of business consistent with past practice or (C) abandon or permit to lapse any rights to any foreign or United States patent or patent application;
          (z) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company; or
          (aa) agree or commit to do any of the foregoing.
     SECTION 6.02 Stockholder Meeting; Proxy Material. Subject to Section 6.04:
          (a) Promptly after the Registration Statement is declared effective the Company shall take all necessary action in accordance with Delaware Law and its certificate of incorporation and bylaws to cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement, and in any event, will use all commercially reasonable efforts (to the extent permissible under applicable law) to cause the Company Stockholder Meeting to be convened within 45 days of the mailing of the Prospectus/Proxy Statement. At the Company Stockholder Meeting, Parent shall cause all of the shares of Company Common Stock then owned Beneficially or of record by Parent, Purchaser or any of their Subsidiaries to be voted in favor of approval of this Agreement. The Company will use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, (i) the Company may adjourn or postpone the Company Stockholder Meeting after consultation with Parent to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholder Meeting is scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting; and (ii) upon Parent’s written notice (provided no later than the Business Day before the Company Stockholder Meeting and in any event at least 24 hours prior to the scheduled time of the Company Stockholder Meeting) that Parent has determined in good faith that the conditions to the respective parties’ obligations set forth in Article 7 are not expected to be satisfied or waived by the date of the Company Stockholder Meeting, the Company shall adjourn or postpone the Company Stockholder Meeting to the date notified by Parent in its reasonable discretion, but prior to the Outside Date and to a date that would permit compliance with the requirements set forth below. The Company shall ensure that the Company Stockholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Company Stockholder Meeting are solicited in compliance with Delaware Law and its certificate of incorporation and bylaws.
          (b) The Company and Parent will, as soon as reasonably practicable, prepare and file the preliminary Prospectus/Proxy Statement with the SEC, and Parent will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement is to be included as a prospectus. The Company and Parent will respond to any comments from the SEC and will each use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the transactions contemplated hereby. Each of the Company and Parent will notify the other promptly upon receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement and/or the Registration Statement, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of the Company, such amendment or supplement. Each party shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospectus/Proxy Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. The Company will cause the Prospectus/Proxy Statement to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Parent shall also use all commercially reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger (including with respect to the Non-Employee Options set forth in Section 3.04) and the conversion of the Company Stock Options into options to acquire Parent Common Stock, and the Company shall furnish any information concerning the Company and the holders of the Company Common Stock and the Company Stock Options as may be reasonably requested in connection with any such action.
          (c) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time the Prospectus/Proxy Statement or any amendment thereof or supplement thereto is first mailed to the Company’s stockholders and at the time of the Company Stockholder Meeting and the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Company Stockholders Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Prospectus/Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event. Notwithstanding the forgoing, no representation, warranty or covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Purchaser for inclusion or incorporation by reference therein. The Prospectus/Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.
          (d) None of the information supplied or to be supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time the Prospectus/Proxy Statement or any amendment thereof or supplement thereto is first mailed to the Company’s stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Company Stockholder Meeting any fact or event relating to Parent or the Purchaser or any of their Affiliates which should be set forth in an amendment or supplement to the Prospectus/Proxy Statement should be discovered by Parent or should occur, Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event. Notwithstanding the forgoing, no representation, warranty or covenant is made by Parent or the Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein. The Prospectus/Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.
          (e) Except as provided for in Section 6.04, the board of directors of the Company shall recommend that its stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Stockholders’ Meeting, (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the board of directors of the Company has recommended that the Company’s stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Company Stockholder Meeting, and (iii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of its board of directors that the Company’s stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger.
     SECTION 6.03 Access to Information.
          (a) From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement dated as of July 16, 2007 between the Company and Parent (the “Confidentiality Agreement”), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books, contracts, commitments, management personnel and records of the Company, (ii) furnish promptly to Parent, its counsel, financial advisors, auditors and other authorized representatives (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (y) such information relating to the Company’s business, finances, operations, properties, assets and personnel and all other information relating to the Company as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company to cooperate with Parent in its investigation of the Company; provided that the foregoing shall not require the Company to permit any inspection or disclose any information that, in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties or otherwise privileged information so long as the existence of such trade secrets of third parties or privileged information and the lack of disclosure thereof is identified to Purchaser. Any investigation pursuant to this Section shall be conducted upon two Business Day’s prior written notice to the Company, during regular business hours and in such a manner so as not to interfere unreasonably with the conduct of the business of the Company. Except as required by law, Parent will hold, and will cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all documents and information concerning the Company furnished to Parent or its Affiliates in connection with the Transactions in accordance with the terms of the Confidentiality Agreement.
          (b) From the date hereof until the Effective Time and subject to applicable law, the Parent and/or Purchaser shall give the Company, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the management personnel of Parent.
          (c) Notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the parties (and each employee, representative or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the Merger; provided, however, that no party (and no employee, representative or other agent thereof) shall disclose any other information that is not relevant to understanding the Tax treatment and Tax structure of the Merger (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any federal or state securities law. The parties acknowledge and agree that this Section 6.03(c) shall be deemed an amendment to the Confidentiality Agreement pursuant to and in accordance with the last paragraph thereof.
     SECTION 6.04 No Solicitation; Other Offers.
          (a) The Company shall, and shall cause the directors, officers, employees, investment bankers, attorneys, accountants and other agents of the Company (such directors, officers, employees, investment bankers, attorneys, accountants and other agents, collectively, “Representatives”) to, cease immediately and cause to be terminated all discussions and negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall not, and shall cause its Representatives to not: (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) the submission of any Acquisition Proposal or (ii) engage in discussions or negotiations or furnish to any Person any information with respect to an Acquisition Proposal or knowingly facilitate any effort or attempt to make an Acquisition Proposal.
          (b) The Company will notify Parent promptly (but in no case later than 48 hours after actual receipt by an officer or director of the Company) of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to an Acquisition Proposal and shall provide Parent the material terms and conditions of such Acquisition Proposal, request or inquiry, including the identity of the Person making such Acquisition Proposal, request or inquiry and a copy of all written materials provided by or on behalf of such Person in connection with the Acquisition Proposal, request or inquiry. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of its board of directors) of any meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person that would reasonably be expected to lead to an Acquisition Proposal. The Company shall notify Parent, in writing, of any decision of its board of directors (or any committee thereof) as to whether to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any Person that would reasonably be expected to lead to an Acquisition Proposal, which notice shall be given as promptly as practicable after such meeting (and in any event no later than 24 hours after such determination was reached and 24 hours prior to entering into any discussions or negotiations or providing any nonpublic information or data to any such Person). The Company shall keep Parent informed with prompt oral or written notice of the status and material terms of any such Acquisition Proposal, request or inquiry, setting forth all such information as reasonably necessary to keep Parent reasonably informed and shall promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person in connection with such Acquisition Proposal, request or inquiry. Notwithstanding anything to the contrary in Section 6.04(a), to the extent necessary for the Company’s board of directors to comply with its fiduciary duties under applicable law, as determined in good faith by the Company’s board of directors after consultation with outside counsel, prior to the adoption of this Agreement by the stockholders of the Company, the Company may negotiate or otherwise engage in substantive discussions with, and furnish information to, any Person in response to an unsolicited, bona fide written Acquisition Proposal from a third party after the execution of this Agreement if (i) such Acquisition Proposal did not result in a breach of this Section 6.04 and the Company has complied in all material respects with Section 6.04 and (ii) the board of directors of the Company determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal is, or could reasonably be expected to result in a Superior Proposal; provided, however, (A) the Company receives from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf in substantially the form of the Confidentiality Agreement, (B) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished) and (C) the Company shall not amend, or grant a waiver or release under, any standstill or similar agreement with respect to the any Company Common Stock. Nothing contained in this Agreement shall prevent the Company or its board of directors from complying with Rule 14d-9,

Item 1012(a) of Regulation M-A and Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure to the Company’s stockholders required by applicable law or regulation.
          (c) Except as permitted in this Section 6.04(c), the board of directors (or any committee thereof) of the Company shall not (i) withdraw or modify (in a manner adverse to Parent) its recommendation to the Company’s stockholders referred to in Section 2.08 and Section 6.02(e) hereof (the “Company Recommendation”) or take any action not explicitly permitted by this Agreement that would be inconsistent with its approval of the Merger, (ii) approve, recommend or take any position other than to recommend rejection (including modifying any recommendation of rejection) of, any Acquisition Proposal, (iii) cause or permit the Company to enter into (or publicly propose that the Company enter into) any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement or similar agreement with respect to any Acquisition Proposal or (iv) approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal, except for a confidentiality agreement, waiver or release referred to in Section 6.04(b) entered into in the circumstances referred to in Section 6.04(b). Notwithstanding the foregoing, prior to the adoption of this Agreement and the Merger by the Company Stockholders, the board of directors of the Company shall be permitted (i) not to recommend to the Company’s stockholders approval and adoption of this Agreement and the Merger, (ii) to withdraw or modify (in a manner adverse to Parent) the Company Recommendation (a “Change in the Company Recommendation”), (iii) approve or recommend any Superior Proposal or (iv) terminate this Agreement and in connection therewith enter into an agreement with respect to such Superior Proposal, but only if (A) the Company has complied with the terms of this Section 6.04, (B) the Company has received an unsolicited Acquisition Proposal which the board of directors (or any committee thereof) determines in good faith, after consultation with its financial advisors, constitutes a Superior Proposal, (C) the board of directors (or any committee thereof) of the Company determines in good faith, after consultation with outside legal counsel and its financial advisors, that the failure to take such action could reasonably be deemed to be inconsistent with its fiduciary duties under applicable law, (D) the Company has delivered a prior written notice advising Parent that it intends to take such action and (E) Parent does not make, within three Business Days after the receipt of such notice, a proposal that the board of directors (or any committee thereof) of the Company determines in good faith, after consultation with its financial adviser, is no less favorable to the stockholders of the Company than such Superior Proposal or that results in the board of directors (or any committee thereof) of the Company no longer being required to make a Change in the Company Recommendation in order to comply with its fiduciary obligations under applicable law. The Company agrees that, during the three Business Day period prior to effecting a Change in the Company Recommendation or terminating this Agreement to enter into an acquisition agreement resulting from such Superior Proposal, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement that are proposed by Parent.
     (d) For purposes of this Agreement:
               (i) “Acquisition Proposal” means (1) any offer or proposal (A) relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, joint venture, share exchange, business combination, or other similar transaction involving the Company, (B) to acquire in any manner, directly or indirectly, securities representing more than 20% of the voting power of the Company, (C) for the issuance by the Company of 20% or more of its equity securities or (D) to acquire, directly or indirectly, in a single transaction or a series of related transactions assets of the Company having a fair market value equal to 20% or more of the Company’s consolidate assets, in each case other than the Transactions or (2) any inquiry that might reasonably be expected to lead to, any proposal or offer described in the foregoing clause (1).
               (ii) “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal which the board of directors (or any committee thereof) of the Company determines in good faith (after consultation outside legal counsel and with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal) is (i) more favorable to the Company and its stockholders (in their capacities as stockholders) from a financial point of view than the Transactions and (ii) reasonably capable of being completed on the terms proposed, including a conclusion that its financing, to the extent required, is then committed or is, in the good faith judgment of the board of directors (or a committee thereof), reasonably capable of being financed on a timely basis by the Person making such Acquisition Proposal, provided that each reference to 20% in the definition of “Acquisition Proposal” shall be replaced with “50%” for purposes hereof.
          (e) Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Stockholder Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change in the Company Recommendation.
          (f) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.04 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.04 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.
     SECTION 6.05 Reasonable Best Efforts; Notification.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid an action or proceeding by any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including, without limitation, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and its board of directors (or any committee thereof) shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or the other Transactions, use their best efforts to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions. Nothing herein shall limit or affect the Company’s taking actions specifically permitted by Section 6.04.
          (b) In furtherance of and without limiting the above provisions, each of the Company and Parent shall, as promptly as practicable following the execution and delivery of this Agreement (but in no event more than the tenth Business Day thereafter), file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required for the Transactions pursuant to the HSR Act. Any such notification and report form shall be in substantial compliance with the requirements of the HSR Act. Each of the Company and Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Company and Parent shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ, and shall comply promptly with any such inquiry or request. Parent shall take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the closing to occur as soon as reasonably possible, including, without limitation, proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or any of its Subsidiaries as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the closing.
          (c) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Sections 6.05(a) and 6.05(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any applicable law, each of the parties shall cooperate in all respects with each other and shall use its reasonable best efforts in order to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

          (d) If any objections are asserted with respect to the Transactions under any applicable law or if any suit is instituted by any Governmental Entity or any private party challenging any of the Transactions as violative of any applicable law, each of the Company and Parent shall use its reasonable best efforts to resolve any such objections or challenges such Governmental Entity or private party may have to such Transactions so as to permit consummation of the Transactions.
          (e) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate thereof to agree to any Action of Divestiture. The Company shall not, without the prior written consent of Parent, take or agree to take any Action of Divestiture. For purposes of this Agreement, an “Action of Divestiture” shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates, or of the Company that are material to Parent or the Company, (ii) the imposition of any material limitation on the ability of Parent, its Subsidiaries or affiliates, or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company or (iii) the imposition of any material impediment on Parent, its Subsidiaries or affiliates, or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.
     SECTION 6.06 Indemnification and Insurance.
          (a) After the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent will cause the Surviving Corporation to honor and fulfill in all material respects the obligations of the Company to any indemnification agreement between the Company and any directors and officers (or former directors or officers) of the Company (the “Indemnified Parties”) as set forth in Section 6.06(a) of the Company Disclosure Schedules, and under any applicable laws and under the certificate of incorporation and bylaws of the Company as in effect on the date hereof, subject to applicable law.
          (b) Parent shall cause the certificate of incorporation and by-laws of the Surviving Corporation to include provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company that are presently set forth in the Company’s certificate of incorporation and bylaws, and shall not permit for a period of six (6) years the amendment of such provisions in any manner adverse to the individuals who, at or prior to the Effective Time, were officers or directors of the Company, unless such amendment is required by applicable law.
          (c) The Surviving Corporation shall pay all expenses, including reasonable attorney’s fees and expenses, that may be incurred by the Persons referred to in this Section 6.06 in enforcing the indemnity and other obligations provided for in this Section 6.06; provided that the Indemnified Party must provide a written undertaking to repay all expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification.

          (d) For six years after the Effective Time (and thereafter until the final disposition, including appeals, of any claim that has been asserted or any suit, action, proceeding or investigation that has been commenced within such six-year period), Parent shall maintain, or cause the Surviving Corporation to maintain, policies of directors’ and officers’ liability in an amount and scope no less favorable to those currently maintained by the Company for the benefit of directors and officers of the Company with respect to matters occurring prior to and including the Effective Time (except to the extent any provisions in such insurance are no longer generally available in the market); provided, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 250% of the aggregate annual premiums paid by the Company (or the Surviving Corporation, as applicable) during the immediately preceding year for such insurance; and provided, further, that if the aggregate annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy or policies with the greatest coverage available for an aggregate cost not exceeding such amount; provided further, however, that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 6.06(d) by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are, in the aggregate no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof.
          (e) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.06.
          (f) This Section 6.06 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation. Parent shall, subject to applicable law, cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.06.
     SECTION 6.07 Employee Benefits.
          (a) For at least one year after the Effective Time (but only so long as the applicable employees remain employed with the Surviving Corporation), Parent shall cause the Surviving Corporation and its Subsidiaries to provide employees of the Company who shall have been an employee of the Company immediately prior to the Effective Time other than those covered by Company collective bargaining agreements (“Continuing Employees”) (i) the same level of base salary or wages as in effect at the Effective Time; and (ii) base salary or wages and employee benefit plans, programs, contracts and arrangements (including bonus or commission plans) that are no less favorable, in the aggregate, than at Parent’s election, either (i) similar employee benefit plans, programs, contracts and arrangements provided by the Company to

Company Employees immediately prior to the Effective Time or (ii) similar employee benefit plans, programs, contracts and arrangements, provided by Parent to similarly situated employees of Parent. From and following the Effective Time, Parent shall cause the Surviving Corporation to give each Continuing Employee, full credit for prior service with the Company to the extent such service was credited under the Employee Plans as of the Effective Time, for purposes of (i) eligibility and vesting under any comparable Surviving Corporation Employee Plans (as defined below) and (ii) determination of benefit levels under any comparable Surviving Corporation Employee Plan or policy relating to vacation, sick time and any other paid time off program or severance, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, except where such credit would result in a duplication of benefits. In addition, Parent shall (x) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations have been waived under any Employee Plan as of the Effective Time for the applicable Continuing Employee and (y) recognize for purposes of annual deductible and out-of-pocket limits payable during the plan year in which the Effective Date occurs under the Employee Plans that are medical and dental plans and in which the applicable Continuing Employee participates, deductible and out-of-pocket expenses paid by such Continuing Employee in the plan year in which the Effective Time occurs. For purposes of this Agreement, the term “Surviving Corporation Employee Plan” means, to the extent applicable, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other plan, agreement or arrangement providing insurance coverage, severance benefits, disability benefits, or vacation pay, for the benefit of, or relating to, any Continuing Employee.
          (b) Without limiting any of its other obligations hereunder, the Surviving Corporation shall honor, in accordance with their terms, the Employee Plans that are employment, severance or termination Contracts disclosed in Section 4.11(a) of the Company Disclosure Schedules as in effect as of the date hereof and shall assume the obligations of the Company under such contracts.
          (c) Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement other than a plan in which employees covered by a collective bargaining agreement participate (each a “401(k) Plan”) unless Parent provides written notice to the Company that any such 401(k) plan shall not be terminated. Unless, no later than ten Business Days prior to the Closing Date, Parent provides such written notice to the Company, then the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of the Company or such ERISA Affiliate, as the case may be. Parent shall take all steps necessary to permit each Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from each 401(k) Plan, if any, to roll such eligible rollover distribution as part of any lump sum distribution to the extent permitted by each 401(k) Plan into an account under Parent’s 401(k) plan (the “Parent’s 401(k) Plan”), to the extent permitted by Parent’s 401(k) Plan. If the Company’s 401(k) Plan is terminated as aforesaid, Parent will take or cause the Surviving Corporation to take such action as may be necessary or appropriate in order to enable the employee loan balances under the Company’s 401(k) Plan to be transferred to separate accounts under a 401(k) plan of Parent or the Surviving Corporation or otherwise be administered from and after the Effective Time as if the Company’s 401(k) Plan had not been terminated, to the extent permitted by the applicable 401(k) plan of Parent or the Surviving Corporation.
          (d) Notwithstanding the above, nothing in this Agreement shall (i) alter the employment status of employees who are employed on an at-will basis, (ii) require the Surviving Corporation or its Subsidiaries to continue the employment of any person for any specific period following the Closing Date or (iii) prevent Parent, the Surviving Corporation or any of their Subsidiaries from amending or terminating any Employee Plan.
     SECTION 6.08 Public Announcements. Parent and the Company will not issue, any press release or making any public statement (including any broadly issued statement or announcement to employees) with respect to this Agreement or the Transactions without the prior written consent of the other party and, except as may be required by applicable law, this Agreement or any listing agreement with any national securities exchange.
     SECTION 6.09 Parent Vote. Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of common stock of Purchaser beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the approval of this Agreement at any meeting of stockholders of the Company or Purchaser, respectively, at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or Purchaser by consent in lieu of a meeting).
     SECTION 6.10 Section 16(b). Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     SECTION 6.11 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
     SECTION 6.12 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:
          (a) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect;
          (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement;

          (c) the Company’s obtaining Knowledge of a material breach by Parent or Purchaser, or Parent’s or Purchaser’s obtaining Knowledge of a material breach by the Company, of their respective representations, warranties or covenants hereunder of which the breaching party has not already given notice pursuant to clauses (a) or (b) above;
          (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
          (e) any notice or other communication from any Governmental Entity in connection with the Transactions; or
          (f) any actions, suits, claims, investigations, orders, decrees, complaints or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company, Parent or any of their respective Subsidiaries that relate to the consummation of the Transactions;
provided, however, that the delivery of any notice pursuant to this Section 6.12 (i) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and (ii) shall not be deemed an admission on the part of the party giving such notice that the occurrence of any such event constitutes or would reasonably be likely to have a Material Adverse Effect.
     SECTION 6.13 Company Stock Options.
          (a) At the Effective Time, in accordance with Section 3.04, each Assumed Option shall be assumed by Parent. As of the Effective Time, each such Assumed Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount, at an exercise price and subject to such terms and conditions determined as provided below.
               (i) Each Assumed Option so assumed by Parent shall be subject to, and exercisable and vested upon, the same terms and conditions as under the Option Plans and the applicable option and other related agreements issued thereunder, except that (A) each Assumed Option shall be exercisable for, and represent the right to acquire, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (I) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (II) the Option Exchange Ratio; and (B) the exercise price per share of Parent Common Stock subject to each Assumed Option shall be an amount equal to (I) the exercise price per share of Company Common Stock subject to such Company Stock Option in effect immediately prior to the Effective Time divided by (II) the Option Exchange Ratio (rounded up to the nearest whole cent). For purposes of this Agreement, the “Option Exchange Ratio” shall be equal to the quotient obtained by dividing (A) the Merger Consideration by (B) the Applicable Parent Stock Price. With respect to the Assumed Options the Company will not take any action to accelerate the vesting of any such options beyond what is contractually provided as of the date of this Agreement, and will take any action that it is permitted to take so that the vesting of such options is not accelerated.
               (ii) The conversion of Assumed Options provided for in this Section 6.13(a) shall be effected in a manner intended to comply with Section 409A of the Code, and,

with respect to any options that are intended to be “incentive stock options” (as defined in Section 422 of the Code), shall be effected in a manner consistent with Section 424(a) of the Code.
               (iii) Parent shall file a registration statement on Form S-8 or such other available form for the shares of Parent Common Stock issuable with respect to Assumed Options as soon as reasonably practicable and in no event later than ten Business Days after the Effective Time, and shall exercise reasonable efforts to maintain the effectiveness of such registration statements for so long as any of such converted Assumed Options remain outstanding.
          (b) At the Effective Time, each Company Stock Option other than an Assumed Option, whether or not then exercisable or vested, shall be terminated in accordance with Section 3.04 by the Company.
          (c) With respect to matters described in Section 6.13(a) — (b) above, the Company will use all reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its employees.
          (d) The Registration Statement shall cover the issuance of shares of Parent Common Stock issuable pursuant to Section 3.04 to holders of Non-Employee Options, which shares of Parent Common Stock shall be issued in the same manner as provided for hereunder for the issuance of the Stock Consideration. Parent shall use reasonable efforts to consult with the holders of Non-Employee Options to implement a mechanism to allow for the resale of such shares of Parent Common Stock immediately following the Closing, subject to applicable law.
     SECTION 6.14 Third Party Consents. As soon as practicable following the date hereof, the Company will use all commercially reasonable efforts to obtain such consents, waivers and approvals under any of its Contracts set forth in Section 6.14 of the Company Disclosure Schedules. In connection with seeking such consents, waivers and approvals, the Company shall keep Parent informed of all material developments. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event the Merger does not close for any reason, neither Parent nor Purchaser shall have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals. Notwithstanding the foregoing, the failure to obtain any consents, waivers or approvals pursuant to this Section 6.14 shall not be deemed a failure of any conditions to the obligations of Parent or Purchaser under Section 7.02(a).
     SECTION 6.15 145 Affiliates. As soon as practicable after the date hereof, and in no event less than ten (10) days prior to the Closing Date, the Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use all commercially reasonable efforts to cause each such Person to deliver to Parent at least ten (10) days prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.
     SECTION 6.16 Certain Tax Matters.

          (a) Parent and the Company shall use reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Sections 7.02(e) and 7.03(e) hereof. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).
          (b) Officers of Parent and the Company shall execute and deliver to Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, and Fulbright & Jaworski L.L.P., counsel to the Company, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firms, including the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger. Each of Parent, Purchaser or the Company shall use its reasonable best efforts not to take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 6.16(b).
          (c) The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. Each of Parent and the Company shall pay any such Taxes or fees imposed on it by any Governmental Entity (or for which its stockholders are primarily liable), which becomes payable in connection with the transactions contemplated by this Agreement.
     SECTION 6.17 ISRA. The Company shall seek a determination from the New Jersey Department of Environmental Protection (“NJDEP”) that the Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. (“ISRA”), is not applicable to the transaction contemplated by this Agreement. The Company shall allow Parent and its representatives to review and comment on any filings made in connection with this request; provided, however, that if Parent fails to comment within a time frame reasonably established by the Company, the requirement to allow Parent to review and comment shall be deemed met. If the NJDEP determines that ISRA is applicable to this transaction, the Company shall ensure that it obtains any approval necessary in order to comply with the requirements of ISRA in connection with the closing of the transaction.
ARTICLE 7
CONDITIONS TO THE MERGER
     SECTION 7.01 Conditions to Obligations of Each Party. The respective obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction or waiver of the following conditions:
          (a) this Agreement shall have been adopted by the Required Vote at the Company Stockholder Meeting, at which a quorum is present;

          (b) no statute, rule or regulation shall have been enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or makes the consummation of the Merger unlawful, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered;
          (c) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;
          (d) all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed or been obtained; and
          (e) the S-4 shall have been declared effective under the Securities Act, and no stop order suspending the effectiveness of the S-4 shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.
     SECTION 7.02 Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction (or written waiver by Parent and Purchaser) of the following conditions:
          (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;
          (b) (i) the representations and warranties of the Company contained in this Agreement that are qualified by “Material Adverse Effect” shall be true on and as of the closing date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true as of such date) and (ii) the representations and warranties of the Company contained in this Agreement that are not qualified by “Material Adverse Effect” shall be true on and as of the closing date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true as of such date), except in the case of (ii) above for such failures to be true which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company; provided, however, that notwithstanding anything to the contrary herein the representations and warranties of the Company contained in Section 4.02, shall be true and correct in all material respects and Sections 4.03(a) and 4.18, shall be true and correct in all respects;
          (c) no event has occurred or circumstance shall have come into existence, either individually or in the aggregate, since the date hereof that has or would reasonably be expected to have a Material Adverse Effect on the Company;

          (d) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying as to the satisfaction of the conditions contained in Sections 7.02(a) and (b); and
          (e) Parent shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Purchaser and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code. In rendering the opinion described in this Section 7.02(e), Skadden, Arps, Slate, Meagher & Flom LLP shall have received and may rely upon the certificates and representations referred to in Section 6.16(b) hereof.
     SECTION 7.03 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company) of the following conditions:
          (a) each of Parent and Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;
          (b) (i) the representations and warranties of Parent and Purchaser contained in this Agreement that are qualified by “Material Adverse Effect” shall be true on and as of the closing date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date) and (ii) the representations and warranties of Parent and Purchaser contained in this Agreement that are not qualified by “Material Adverse Effect” shall be true on and as of the closing date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true as of such date), except in the case of (ii) above for such failures to be true which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or Purchaser or materially impair the ability of Parent or Purchaser to consummate the Transactions on the terms and conditions provided for herein; provided, however, that notwithstanding anything to the contrary herein the representations and warranties of Parent and Purchaser contained in Section 5.08, shall be true and correct in all respects and Section 5.02, shall be true and correct in all respects;
          (c) no event has occurred or circumstance shall have come into existence, either individually or in the aggregate, since the date hereof that has had or would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole;
          (d) the Company shall have received a certificate signed on behalf of Parent by the President or Chief Executive Officer or Chief Financial Officer of Parent certifying as to the satisfaction of the conditions contained in Sections 7.03(a) and (b); and

          (e) the Company shall have received the opinion of Fulbright & Jaworski L.L.P., in form and substance reasonably satisfactory to the Company, dated as of the Closing, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Purchaser and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code. In rendering the opinion described in this Section 7.03(e), Fulbright & Jaworski L.L.P., shall have received and may rely upon the certificates and representations referred to in Section 6.16(b) hereof.
ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER
     SECTION 8.01 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company:
          (a) by mutual written consent duly authorized by the board of directors of each of Parent, Purchaser and the Company;
          (b) by either the Company or Parent if:
               (i) any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift) restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party that has not taken all actions required by Section 6.05 or to any party whose breach of any provision of this Agreement results in the imposition of such order, decree or ruling or other action or the failure of such order, decree or ruling or other action to be resisted, resolved or lifted, as applicable;
               (ii) the Merger shall not have been consummated by June 30, 2008 (the “Outside Date”), unless the principal cause of the failure to consummate the Merger on or before the Outside Date is the result of a breach of this Agreement by the party seeking to terminate this Agreement; or
               (iii) if, at the Company Stockholder Meeting (including any adjournment thereof), the Required Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to the Company where the failure to obtain the Required Vote shall have been caused by the action or failure to act of the Company, and such action or failure to act constitutes a breach by the Company of this Agreement;
          (c) by the Company:

               (i) prior to obtaining the Required Vote, if it shall have entered into a definitive agreement with respect to a Superior Proposal, in accordance with the procedures set forth in Section 6.04; provided, that the Company concurrently pays the Termination Fee described in Section 8.03(b); or
               (ii) if Parent or Purchaser shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach, individually or in the aggregate, would reasonably be expected to cause the conditions in Section 7.03(a) or 7.03(b) not to be satisfied and cannot be or has not been cured within 30 days after the giving of written notice to Parent or Purchaser or which by its nature cannot reasonably be cured by the Outside Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.01(c)(ii) if it shall have materially breached this Agreement), as applicable.
          (d) by Parent:
               (i) if the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach, individually or in the aggregate, would reasonably be expected to cause the conditions in Section 7.02(a) or 7.02(b) not to be satisfied and cannot be or has not been cured within 30 days after the giving of written notice to the Company or which by its nature cannot reasonably be cured by the Outside Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.01(d)(i) if it shall have materially breached this Agreement); or
               (ii) if, (A) whether or not permitted to do so, the board of directors of the Company or any committee thereof shall have withdrawn or modified (in a manner adverse to Parent or Purchaser) its approval or recommendation of the Merger or this Agreement, or approved or recommended any Acquisition Proposal, (B) the Company shall have failed to include in the Prospectus/Proxy Statement the recommendation of the board of directors of the Company in favor of the adoption of the Agreement by the stockholders of the Company, (C) a tender or exchange offer relating to any Company Securities has been commenced and the Company fails to send to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company’s board of directors recommends the rejection of such tender or exchange offer, (D) an Acquisition Proposal is publicly announced, and the Company fails to issue, within ten Business Days after such Acquisition Proposal is announced, a press release that reaffirms the recommendation of the board of directors of the Company that the stockholders of the Company vote in favor of the adoption of the Agreement, (E) the board of directors of the Company or any committee thereof fails to reject within ten Business Days after the receipt thereof or shall have approved or publicly recommended any Acquisition Proposal, (F) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment (except for a confidentiality agreement, waiver or release referred to in Section 6.04(b) entered into in the circumstances referred to in Section 6.04(b)) accepting any Superior Proposal or (G) the Company breaches any of its obligations set forth in Section 6.02(a), Section 6.02(b), Section 6.02(e) or Section 6.04, provided, however, that with respect to any breach by the Company of Section 6.04, such breach is material and intentional on the part of the Company.

The party desiring to terminate this Agreement pursuant to Section 8.01(b), Section 8.01(c) or Section 8.01(d) shall give written notice of such termination to the other parties in accordance with Section 9.02.
     SECTION 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and have no effect (other than the provisions of Article 1, Section 6.03 (last sentence only), this Section 8.02, Section 8.03, and Article 9, which shall survive any termination), without any liability or obligation on the part of Parent, Purchaser or the Company, except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.
     SECTION 8.03 Fees and Expenses.
          (a) Except as set forth otherwise herein, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
          (b) The Company shall pay, or cause to be paid, to Parent a fee equal to $4,825,000 (the “Termination Fee”) if: (1)(x) if this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(iii) (or if this Agreement is terminable pursuant to Section 8.01(b)(iii) and the Company terminates this Agreement for another reason), (y) at any time after the date hereof an Acquisition Proposal shall have been publicly announced or otherwise communicated to the board of directors of the Company and (z) within 12 months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal or similar transaction, or any such transaction is consummated; (2) this Agreement is terminated by the Company pursuant to Section 8.01(c)(i); or (3) this Agreement is terminated by Parent pursuant to Section 8.01(d)(ii).
          (c) Any Termination Fee shall be paid by wire transfer in immediately available funds to an account designated by Parent and: (1) if paid pursuant to Section 8.03(b)(1), within two Business Days following termination of this Agreement and the Company’s entering into a definitive agreement with a third party with respect to an Acquisition Proposal or similar transaction, or the consummation of any such transaction; (2) if paid pursuant to Section 8.03(b)(2), concurrently with and as a condition to the effectiveness of such termination; or (3) if paid pursuant to Section 8.03(b)(3), within five Business Days following termination of this Agreement by Parent.
          (d) In the event that this Agreement is terminated pursuant to Section 8.01(b)(iii) (or if this Agreement is terminable pursuant to Section 8.01(b)(iii) and the Company terminates this Agreement for another reason) under circumstances in which no Termination Fee is then payable, then the Company shall promptly, but in no event later than five Business Days after being notified of such by Parent, pay all of the reasonable, documented out-of-pocket expenses incurred by Parent and Purchaser in connection with this Agreement and the Transactions contemplated by this Agreement, up to a maximum of Seven Hundred Fifty Thousand Dollars ($750,000), by wire transfer in immediately available funds to an account designated by Parent.

     SECTION 8.04 Amendment. This Agreement may be amended by the parties hereto at any time before or after the adoption of this Agreement by the stockholders of the Company; provided, however, that after any such adoption, there shall be made no amendment that by law requires further adoption of this Agreement by the stockholders of the Company without such further adoption. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     SECTION 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto on the part of the other parties or (c) subject to the proviso contained in the first sentence of Section 8.04, waive compliance with any of the agreements or conditions contained herein on the part of the other parties. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE 9
MISCELLANEOUS
     SECTION 9.01 Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
     SECTION 9.02 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given if to Parent or Purchaser, to:
JDS Uniphase Corporation
430 North McCarthy Boulevard
Milpitas, CA 95035
Attn: Office of the Chief Legal Officer
Facsimile: (408) 546-4350
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, CA 94301
Attn: Thomas Ivey
Facsimile: (650) 470-4570
if to the Company, to:

American Bank Note Holographics, Inc.
2 Applegate Drive
Robbinsville, NJ 08691
Attention: President
Fax: (609) 632-0850
with a copy (which shall not constitute notice) to:
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Attention: Paul Jacobs, Esq.
 Steven I. Suzzan, Esq.
Fax: (212) 318-3400
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
     SECTION 9.03 No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     SECTION 9.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Purchaser may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to enter into the Transactions, but no such transfer or assignment will relieve Parent or Purchaser of its obligations hereunder.
     SECTION 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
     SECTION 9.06 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.02 shall be deemed effective service of process on such party.
     SECTION 9.07 Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as specifically provided, following the Effective Time, in Sections 6.06 (which is intended to be for the benefit of the Persons provided for therein and may be enforced by such Persons), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective permitted successors and assigns. Without limiting the foregoing, it is expressly understood and agreed that the provisions of Section 6.07 are statements of intent and no employee or other Person (including any party hereto) shall have any right or remedies, including rights of enforcement, with respect thereto and no employee or other Person is or is intended to be a third party beneficiary thereof. Execution of this Agreement may be made by facsimile signature which, for all purposes, shall be deemed to be an original signature.
     SECTION 9.08 Entire Agreement. This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous representations, warranties, agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No prior drafts of this Agreement or portions thereof shall be admissible into evidence in any action, suit or other proceeding involving this Agreement.
     SECTION 9.09 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.
     SECTION 9.10 Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.
     SECTION 9.11 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement and the Article and Section headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
     SECTION 9.12 Company Disclosure Schedules. The Company Disclosure Schedules referred to in this Agreement is hereby incorporated in this Agreement and made a part of this Agreement for all purposes as if fully set forth in this Agreement. The Company Disclosure Schedules shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs set for in Article 4 and any matter disclosed in a section or subsection of the Company Disclosure Schedules shall be treated as if it were disclosed in all other applicable sections of the Company Disclosure Schedules to the extent the applicability of the disclosure is reasonably apparent on its face without reference to further documentation. No disclosure in the Company Disclosure Schedules shall be deemed to constitute an admission or representation or raise any inference that such matter rises to the level of materiality or is determinative of any standard of materiality.
     SECTION 9.13 Personal Liability. Neither this Agreement nor any other document delivered in connection with this Agreement shall create or be deemed to create or permit any personal liability or obligation on the part of any officer or director of the Company.
     SECTION 9.14 Obligations of Parent and the Company. Whenever this Agreement requires Purchaser or another Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser or such Subsidiary to take such action. Whenever this Agreement requires the Surviving Corporation to take any action, from and after the Effective Time, such requirement shall be deemed to include an undertaking on the part of Parent to cause the Surviving Corporation to take such action. Whenever this Agreement requires the Company to take any action after the Effective Time, such requirement shall be deemed to include an undertaking on the part of Parent to cause the Surviving Corporation to take such action.
     SECTION 9.15 Certain Definitions. As used in this Agreement:
          (a) The term “Affiliate,” as applied to any Person, shall mean any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person; for purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by,” and “under common Control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
          (b) A Person will be deemed to “Beneficially” own securities if such Person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time).
          (c) The term “Business Day” means any day on which commercial banks are open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the laws of the State of New York or the federal laws of the United States.
          (d) The term “Knowledge” or any similar formulation of “Knowledge” shall mean, with respect to the Company, the actual knowledge of the Company’s executive officers after due inquiry, and with respect to Parent, the actual knowledge of Parent’s executive officers after due inquiry.
          (e) The term “Person” shall include individuals, corporations, partnerships, trusts, limited liability companies, associations, unincorporated organizations, joint ventures, other entities, groups (which then shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act), labor unions and Governmental Entities.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:

JDS UNIPHASE CORPORATION

By:	/s/ Christopher S. Dewees

Name:	Christopher S. Dewees
Title:	Senior Vice President, Corporate
Development and Chief Legal Officer

PURCHASER:

LIGHT ACQUISITION CORP.

By:	/s/ Christopher S. Dewees

Name:	Christopher S. Dewees
Title:	President and Secretary

COMPANY:

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

By:	Kenneth H. Traub

Name:	Kenneth H. Traub
Title:	President and Chief Executive Officer

SCHEDULE A
Crane & Co., Inc.
Kenneth H. Traub
Salvatore F. D’Amato
Mark J. Bonney
Randall C. Bassett
Jordan S. Davis
Eric Haskell
Fred J. Levin
Richard L. Robbins
Fred Whitridge, Jr.

ANNEX A
FORM OF CERTIFICATE OF MERGER
CERTIFICATE OF MERGER
OF
LIGHT ACQUISITION CORP.
INTO
AMERICAN BANK NOTE HOLOGRAPHICS, INC.

Pursuant to Section 251 of the General
Corporation Law of the State of Delaware

          American Bank Note Holographics, Inc., a Delaware corporation, does hereby certify:
          FIRST: The names and states of incorporation of the constituent corporations to this merger are as follows:

Light Acquisition Corp. American Bank Note Holographics, Inc.	Delaware Delaware
          SECOND: An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.
          THIRD: The name of the corporation surviving the merger is American Bank Note Holographics, Inc.
          FOURTH: The Restated Certificate of Incorporation of the surviving corporation shall be amended to read in its entirety as set forth in Exhibit A attached hereto.
          FIFTH: The executed Agreement and Plan of Merger is on file at an office of the surviving corporation located at the following address:
c/o JDS Uniphase Corporation
430 North McCarthy Boulevard
Milpitas, CA 95035
          SIXTH: A copy of the Merger Agreement will be provided, upon request and without cost, to any stockholder of either constituent corporation.

          In Witness Whereof, American Bank Note Holographics, Inc. has caused this Certificate of Merger to be executed in its corporate name this ___ day of [ ], 2008.

American Bank Note Holographics, Inc.

By:

Name:	Kenneth H. Traub
Title:	President and Chief Executive Officer

Exhibit A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AMERICAN BANK NOTE HOLOGRAPHICS, INC.
          FIRST: The name of the Corporation is American Bank Note Holographics, Inc. (hereinafter the “Corporation”).
          SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at that address is Corporation Service Company.
          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).
          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of $.001.
          FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.
(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.
(4) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. This Article FIFTH shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective.
(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.
          SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.
          SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT A
FORM OF VOTING AGREEMENT
VOTING AGREEMENT
          This Voting Agreement (“Agreement”) is made and entered into as of December 10, 2007, by and among JDS Uniphase Corporation, a Delaware corporation (“Parent”), Light Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and the undersigned stockholder (the “Stockholder”) of American Bank Note Holographics, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 7 hereof and certain other capitalized terms used in this Agreement that are not defined herein shall have the meaning given to such terms in the Merger Agreement (as defined below).
RECITALS
          WHEREAS, Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain common stock of the Company;
          WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) which provides, upon the terms and subject to the conditions set forth therein, for the merger of Purchaser with and into the Company (the “Merger”); and
          WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, the Stockholder has agreed to execute and deliver this Agreement.
AGREEMENT
          NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:
     1. Agreement to Vote Shares. Prior to the Termination Date, at every meeting of the stockholders of the Company (or of the holders of any class of stock of the Company’s capital stock) called with respect to any of the following, and at every adjournment or postponement thereof, with respect to any of the following, the Stockholder shall vote with respect to the Subject Securities: (a) in favor of adoption of the Merger Agreement and approval of the Merger and the other actions contemplated by the Merger Agreement or would reasonably be expected to facilitate the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement, this Agreement or the Proxy (the “Merger Proposals”), (b) against any Acquisition Proposal between the Company and any Person other than Parent or Purchaser and (c) against any other action, agreement or proposal that could reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or which could reasonably be expected to otherwise impede, interfere with, delay, postpone or materially adversely affect the Merger or the other transactions contemplated by the Merger Agreement.

     2. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which is coupled with an interest and shall be irrevocable to the fullest extent permitted by law, with respect to the shares referred to therein, which Proxy shall remain in effect until the Termination Date.
     3. Agreement to Retain Shares.
          (a) Restriction on Transfer. Except pursuant to the terms of the Merger Agreement or otherwise provided in Section 3(c) of this Agreement, during the period from the date of this Agreement through the Termination Date, the Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected. Any Transfer of any Subject Securities in violation of this Section 3 shall be void and have no force or effect.
          (b) Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Termination Date, the Stockholder shall not: (a) grant any proxy or power of attorney, deposit any of the Subject Securities into a voting trust or enter into a voting agreement or similar arrangement with respect to the Subject Securities except as provided in this Agreement; or (b) take any other action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement, the Merger Agreement and the other documents contemplated hereby and thereby respectively.
          (c) Permitted Transfers. Section 3(a) shall not prohibit a Transfer of Subject Securities by the Stockholder upon the death of the Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee (i) agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement and refrain from any and all Transfers of the Subject Securities, and (ii) delivers a Proxy to Parent in substantially the form of Exhibit A.
     4. Representations, Warranties and Covenants of Stockholder. The Stockholder hereby represents and warrants to Parent as follows:
          (a) Due Authorization, Etc. All consents, approvals, authorizations, filings and orders necessary for the execution and delivery by the Stockholder of this Agreement and the Proxy have been obtained or made, and the Stockholder has legal capacity, power and authority to enter into this Agreement and the Proxy. This Agreement and the Proxy have been duly and validly executed and delivered by the Stockholder and constitute valid and binding agreements or instruments of the Stockholder enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.
          (b) No Conflict. The execution and delivery of this Agreement and the Proxy by the Stockholder do not, and the performance of this Agreement and the Proxy by the Stockholder will not conflict with, violate or result in a breach of or constitute (with or without notice or the passage of time) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under (i) the organizational documents of the Stockholder, if any, (ii) any law, rule, regulation, order, decree or judgment applicable to the Stockholder, the Subject Securities held by the Stockholder or any of the Stockholder’s other properties or assets or (iii) any contract, indenture, guarantee, lease, mortgage, license or other agreement, instrument, obligation or undertaking of any kind to which Stockholder is a party or by which the Stockholder or any of its properties or assets are bound.
          (c) Title to Securities. As of the date of this Agreement: (a) the Stockholder holds of record the outstanding Company Common Stock set forth under the heading “Stock Held of Record” on the signature page hereof; (b) the Stockholder holds the options and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) the Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) the Stockholder does not directly or indirectly Own any capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any capital stock or other securities of the Company, other than the stock and options, warrants and other rights set forth on the signature page hereof. The Stockholder has voting power and power to issue instructions with respect to the matters set forth herein, power of disposition, power of conversion, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Securities with no limitations, qualifications or restrictions on such rights. Except as permitted by this Agreement the Subject Securities are now and, at all times during the term hereof, the Subject Securities will be, held by the Stockholder or by a nominee or custodian for the benefit of the Stockholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges or options, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever.
          (d) Community Property. The Stockholder either (i) is not, and will not be during the term of this Agreement, subject to community property laws or (ii) has delivered a Community Property Waiver in the form of Exhibit B hereto with respect to each person who has or who may acquire community property rights in any of the Subject Securities.
          (e) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.
          (f) Stop Transfer. The Stockholder hereby agrees and covenants that it will not request that the Company register the transfer of any certificate or uncertificated interest representing any of the Subject Securities, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of stock or the like other than pursuant to the Merger, the term “Subject Securities” will be deemed to refer to and include the Company Common Stock as well as all such stock dividends and distributions and any stock into which or for which any or all of the Subject Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

     5. Further Assurances. From time to time and without additional consideration, the Stockholder shall (at the Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at the Stockholder’s sole expense) take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Agreement.
     6. Fiduciary Duties. This Agreement is intended to bind the Stockholder only in his, her or its capacity as a stockholder of the Company and shall not prohibit the Stockholder from acting in his, her or its capacity as an officer or director of the Company in the manner required by the Stockholder’s fiduciary duties as an officer or director of the Company.
     7. Certain Definitions. For purposes of this Agreement,
          (a) “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.
          (b) The Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if the Stockholder is the “beneficial owner” of such security within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
          (c) “Person” means any (i) individual, (ii) corporation, limited liability company, partnership or other entity or (iii) Governmental Entity.
          (d) “Subject Securities” means: (i) all securities of the Company (including all Company Common Stock and all options, warrants and other rights to acquire Company Common Stock) Owned by the Stockholder as of the date of this Agreement, whether vested or unvested; and (ii) all additional securities of the Company (including all additional Company Common Stock and all additional options, warrants and other rights to acquire Company Common Stock), whether vested or unvested, of which the Stockholder acquires Ownership (regardless of the method by which Stockholders acquire Ownership) during the period from the date of this Agreement through the Termination Date.
          (e) “Termination Date” means the earlier to occur of the date (i) the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (ii) the Merger Agreement terminates in accordance with its terms or (iii) upon mutual written agreement of the parties hereto to terminate this Agreement.
          (f) A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, assigns, encumbers, transfers or disposes of, or grants an option, contract or other arrangement or understanding with respect to such security or any interest in such security to any Person other than Parent; (ii) consents to or enters into an agreement or commitment contemplating the offer for sale or sale, pledge, assignment, encumbrance, transfer or disposition of, or grant of an option, contract or other arrangement or understanding with respect to, such security or any interest therein to any Person other than Parent or Purchaser; (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security other than in connection with the Merger or (iv) offers to do any of the foregoing.

     8. Miscellaneous.
          (a) Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by the Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon the Stockholder and the Stockholder’s heirs, estate, executors and personal representatives and the Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 3(a) or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.
          (b) Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached and in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.
          (c) Waiver; Remedies Cumulative. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.
          (d) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware without giving effect to principles of conflicts or choice of law.
          (e) Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one instrument.
          (f) Entire Agreement. This Agreement and the Proxy constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by the party against whom enforcement is sought.
          (g) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.
          (h) Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
          (i) Waiver of Jury Trial. EACH OF PARENT, PURCHASER AND THE STOCKHOLDER HEREBY IRREVOCABLY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.
          (j) Descriptive Heading. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     The parties have caused this Agreement to be duly executed on the date first above written.
PARENT:

JDS UNIPHASE CORPORATION

By:

Name: Christopher S. Dewees
Title: Senior Vice President, Corporate
Development and Chief Legal Officer
Address for notices:
JDS Uniphase Corporation
430 North McCarthy Boulevard
Milpitas, CA 95035
Attn: Office of the Chief Legal Officer
Facsimile: (408) 546-4350
PURCHASER:

LIGHT ACQUISITION CORP.

By:

Name: Christopher S. Dewees
Title: President and Secretary
Address for notices:
JDS Uniphase Corporation
430 North McCarthy Boulevard
Milpitas, CA 95035
Attn: Office of the Chief Legal Officer
Facsimile: (408) 546-4350
[SIGNATURE PAGE TO VOTING AGREEMENT]

STOCKHOLDER:

By:

Name:
Title
Address for notices:
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Company Common Stock		Additional Securities
Held of Record	Options and Other Rights	Beneficially Owned

EXHIBIT A
IRREVOCABLE PROXY
          The undersigned stockholder (the “Stockholder”) of American Bank Note Holographics, Inc., a Delaware corporation (the “Company”), hereby irrevocably appoints each of Christopher S. Dewees and David W. Vellequette, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights expressly provided herein (to the full extent that the undersigned is entitled to do so) with respect to (i) the outstanding capital stock of the Company owned of record by the Stockholder as of the date of this Proxy, which shares are specified on the final page of this Proxy, and (ii) any and all other capital stock of the Company which the Stockholder may acquire on or after the date hereof. The capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares”. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares.
          This Proxy is irrevocable, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith, by and among JDS Uniphase Corporation, a Delaware corporation (“Parent”), Light Acquisition Corp., a Delaware corporation (“Purchaser”) and the Stockholder, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), of even date herewith, by and among the Company, Parent and Purchaser. As used herein, the term “Termination Date” means the earlier to occur of the date (i) the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (ii) the Merger Agreement terminates in accordance with its terms, or (iii) upon mutual written agreement of the parties hereto to terminate the Voting Agreement. Unless otherwise provided, other capitalized terms used but not defined in this Agreement shall have the meaning given to such terms in the Merger Agreement.
          Each of the attorneys and proxies named above is hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares at every annual, special or adjourned meeting of the stockholders of the Company: (a) in favor of adoption of the Merger Proposals (as defined in the Voting Agreement), (b) against any Acquisition Proposal between the Company and any Person (as defined in the Voting Agreement) other than Parent or Purchaser and (c) against any other action, agreement or proposal that could reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or which could reasonably be expected to otherwise impede, interfere with, delay, postpone or materially adversely affect the Merger or the other transactions contemplated by the Merger Agreement.

          This Proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).
Dated: December                     , 2007

(Signature of Stockholder)

(Print Name of Stockholder)

Number of common stock of the Company owned of record as of the date of this Proxy:

EXHIBIT B
SPOUSAL CONSENT
The undersigned represents that the undersigned is the spouse of:

Name of Stockholder
and that the undersigned is familiar with the terms of the Voting Agreement (the “Agreement”), entered into as of ______ ___, 2007 by and among JDS Uniphase Corporation, a Delaware corporation, Light Acquisition Corp., a Delaware corporation, and the undersigned’s spouse, ___. The undersigned hereby agrees that the interest of the undersigned’s spouse in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement and by any amendment, modification, waiver or termination signed by the undersigned’s spouse. The undersigned further agrees that the undersigned’s community property interest in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement, and that such Agreement shall be binding on the executors, administrators, heirs and assigns of the undersigned. The undersigned further authorizes the undersigned’s spouse to amend, modify or terminate such Agreement, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by the undersigned’s spouse shall be binding on the community property interest of undersigned in all property which is the subject of such Agreement and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.
Dated:

Name:

EXHIBIT B
FORM OF 145 AFFILIATE AGREEMENTS
                    , 2008
JDS Uniphase Corporation
430 North McCarthy Boulevard
Milpitas, CA 95035
Attention: Chief Legal Officer
Telecopy: (408) 546-5000
Ladies and Gentlemen:
          I have been advised that I may be deemed to be an “affiliate” of American Bank Note Holographics, Inc., a Delaware corporation (the “Company”), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of December 10, 2007 (the “Merger Agreement”), by and among the Company, JDS Uniphase Corporation, a Delaware corporation (“Delaware”), and Patriot Acquisition Corp., a Delaware corporation and wholly owned subsidiary of JDSU (“Purchaser”), the Company plans to merge with and into Purchaser (the “Merger”), with the Company being the surviving company. Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Merger Agreement.
          I further understand that, as a result of the Merger, in exchange for shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) I will receive common stock, par value $0.001 per share of JDSU (“JDSU Common Stock”).
          If in fact I were an affiliate under the Securities Act, my ability to sell, assign or transfer the JDSU Common Stock received by me in exchange for any shares of Company Common Stock pursuant to the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. I have read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of JDSU Common Stock, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act, to the extent I felt necessary with my counsel or counsel for the Company. I understand that JDSU will not be required to maintain the effectiveness of any registration statement under the Securities Act for purposes of resale of JDSU Common Stock by me.
          I represent, warrant and covenant with and to JDSU that in the event I receive any JDSU Common Stock as a result of the Merger, I shall not effect any sale, transfer, or other disposition of such JDSU Common Stock unless: (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to JDSU, or under a “no-action” letter or interpretive letter from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.
          In the event of a sale or other disposition by me of JDSU Common Stock received by me in the Merger pursuant to Rule 145, I will supply JDSU with evidence of compliance with such Rule 145, in the form of a letter in the form of Annex I hereto or the opinion of counsel or no-action letter referred to above. I understand that JDSU may instruct its transfer agent to withhold the transfer of any JDSU Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the JDSU Common Stock sold as indicated in the letter.
          I understand that JDSU is under no obligation to register the sale, transfer or other disposition of JDSU Common Stock by me or on my behalf under the Securities Act or, other than as set forth below, to take any other action necessary in order to make compliance with an exemption from such registration available.
          I acknowledge and agree that, unless the transfer by me of the JDSU Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act (as such rule may be amended from time to time), the following legend may be placed on certificates, if any, representing such shares of JDSU Common Stock:
“The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended (the “Act”), applies. The shares may not be sold, transferred or otherwise disposed of except in compliance with the requirements of rule 145 or pursuant to an effective registration statement under, or in accordance with an exemption from the registration requirements of, the Act.”
          It is understood and agreed that the legend set forth above shall be removed by delivery of substitute certificates without such legend and/or any stop transfer instructions will be lifted if (A) one year (or such other period as may be required by Rule 145(d)(2) or any successor thereto) shall have elapsed from the date I acquired the JDSU Common Stock received in the Merger and the provisions of Rule 145(d)(2) (or any successor thereto) are then available to me, (B) two years (or such other period as may be required by Rule 145(d)(3) or any successor thereto) shall have elapsed from the date I acquired the JDSU Common Stock received in the Merger and the provisions of Rule 145(d)(3) (or any successor thereto) are then available to me or (C) I shall have delivered to JDSU a copy of a “no-action” letter or interpretative letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to JDSU, to the effect that such legend is not required for purposes of the Securities Act.
          At the time that I make any offer to or otherwise sell, pledge, transfer or dispose of any JDSU Common Stock that I own after the Merger, I shall notify my broker, dealer or nominee in whose name my shares are held or registered that such JDSU Common Stock is subject to this letter.

          Execution of this letter should not be considered an admission on my part of “affiliate” status as described in the first paragraph of this letter agreement, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.
          The representations, warranties, covenants and other agreements in this letter shall only become effective as of the Effective Time.
          This letter agreement shall be binding on my heirs, legal representatives and successors.
          This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
          This letter agreement may be executed in counterparts, all of which when so executed shall constitute one agreement, notwithstanding that all of the signatories are not signatories to the original or the same counterpart.
Very truly yours,

By:
Name:
Accepted this                      day of
                    , 200                    .
JDS UNIPHASE CORPORATION

By:
Name:
Title:

Annex I

[Name]	[Date]
     On                     , the undersigned sold the securities of JDS Uniphase Corporation, a Delaware corporation (“JDSU”), described below in the space provided for that purpose (the “Securities”). The Securities were received by the undersigned in connection with the merger of American Bank Note Holographics, Inc., a Delaware corporation, with and into Patriot Acquisition Corp., a Delaware corporation and wholly owned subsidiary of JDSU
     Based upon the most recent report or statement filed by JDSU with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
     The undersigned hereby represents that the Securities were sold in “brokers’ transactions” within the meaning of Section 4(4) of the Securities Act or in transactions directly with a “market maker” as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.
Very truly yours,
Description of the Securities: